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Exhibit (a)(1)(A)

        OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of

THE PEP BOYS—MANNY, MOE & JACK
at
$18.50 NET PER SHARE
by
IEP PARTS ACQUISITION LLC
a wholly owned subsidiary of

ICAHN ENTERPRISES HOLDINGS L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 2, 2016 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON FEBRUARY 2, 2016), UNLESS THE OFFER IS EXTENDED.

        This offer is being made by IEP Parts Acquisition LLC, a Delaware limited liability company (the "Offeror"), and Icahn Enterprises Holdings L.P., a Delaware limited partnership ("Icahn Enterprises Holdings"), as a co-bidder, to purchase for cash all of the issued and outstanding shares of common stock, par value $1.00 per share (the "Shares"), of The Pep Boys—Manny, Moe & Jack, a Pennsylvania corporation ("Pep Boys"), at a purchase price of $18.50 per Share, net to the holders thereof, in cash (the "Offer Price"), without interest, less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 30, 2015, by and among Pep Boys, Icahn Enterprises Holdings and the Offeror (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror has agreed to merge with and into Pep Boys, with Pep Boys surviving as a wholly owned subsidiary of Icahn Enterprises Holdings (the "Merger"). The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the "Transactions."

        The Board of Directors of Pep Boys (the "Pep Boys Board") has unanimously (a) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of Pep Boys and its shareholders, (b) approved the Offer, the Merger and the other Transactions and adopted the Merger Agreement and (c) recommended that Pep Boys' shareholders accept the Offer and tender their Shares pursuant to the Offer, and if required to consummate the Merger, that Pep Boys' shareholders adopt the Merger Agreement.

        There are no financing conditions to the Offer. The Offer is subject to various other conditions. A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase under the heading "Summary Term Sheet." You should read this entire document and the Letter of Transmittal carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:
D.F. KING & CO., INC.

January 5, 2016

 Important

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, or an Agent's Message (as defined in Section 3 below) in connection with a book-entry delivery of Shares, mail or deliver the Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"), a manually executed facsimile thereof) and any other required documents to American Stock Transfer & Trust Company, LLC, the "Depositary and Paying Agent" for the Offer, and either deliver the certificates for your Shares to the Depositary and Paying Agent along with the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase, in each case by the Expiration Time (as defined in Section 1 of this Offer to Purchase) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Offeror pursuant to the Offer.

        If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary and Paying Agent by the expiration of the Offer, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

        Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

        Questions and requests for assistance may be directed to D.F. King & Co., Inc., the "Information Agent" for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

* * *

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

* * *

        The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, the Offeror will use its reasonable best efforts to comply with that state statute or seek to have that statute declared inapplicable to the Offer. If, after such efforts, the Offeror cannot comply with the state statute, the Offeror will not make the Offer to, nor will the Offeror accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offeror will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

* * *

        No person has been authorized to give any information or to make any representation on behalf of Icahn Enterprises Holdings or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Icahn Enterprises Holdings, the Offeror, the Depositary and Paying Agent, or the Information Agent for the purpose of the Offer.

 Summary term sheet

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase or the Letter of Transmittal. Icahn Enterprises Holdings and the Offeror have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Pep Boys contained herein and elsewhere in this Offer to Purchase has been provided to Icahn Enterprises Holdings and the Offeror by Pep Boys or has been taken from or is based upon publicly available documents or records of Pep Boys on file with the SEC or other public sources at the time of the Offer. Icahn Enterprises Holdings and the Offeror have not independently verified the accuracy and completeness of such information. Icahn Enterprises Holdings and the Offeror have no knowledge that would indicate that any statements contained herein relating to Pep Boys provided to Icahn Enterprises Holdings and the Offeror or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect. The following are some questions you, as a shareholder of Pep Boys, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger and the other Transactions because the information in this summary term sheet is not complete. References to "we," "us," or "our," unless the context otherwise requires, are references to the Offeror.

Who is offering to buy my securities?

        Our names are IEP Parts Acquisition LLC (the "Offeror") and Icahn Enterprises Holdings L.P ("Icahn Enterprises Holdings"). Both the Offeror and Icahn Enterprises Holdings are co-bidders in the Offer. The following persons may also be deemed to be co-bidders: Icahn Enterprises G.P. Inc., Icahn Enterprises L.P., Beckton Corp. and Carl C. Icahn. The Offeror is a Delaware limited liability company and a wholly owned subsidiary of Icahn Enterprises Holdings, a Delaware limited partnership. Both entities are affiliated with Carl C. Icahn. Certain of these entities beneficially own an aggregate of approximately 12.10% of the issued and outstanding Shares as of December 29, 2015. The Offeror was formed for the purpose of acquiring all of the issued and outstanding Shares. See "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning the Offeror and Icahn Enterprises Holdings."

        The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. If, after completion of the Offer, Icahn Enterprises Holdings, the Offeror and their respective subsidiaries and affiliates own at least a majority of the Fully Diluted Shares (as defined below), upon the terms and subject to the conditions of the Merger Agreement, we intend to acquire the remainder of the outstanding Shares in the Merger for $18.50 per Share in cash. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents."

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding Shares. See "Introduction" and Section 1—"Terms of the Offer."

How much are you offering to pay for my securities, and what is the form of payment?

        We are offering to pay you $18.50 per Share net to you in cash, without interest thereon, less any applicable tax withholding. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name) and you directly tender your Shares to the Depositary and Paying Agent in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See "Introduction."

Do you have the financial resources to make payment?

        Yes. We and our parent, Icahn Enterprises Holdings, are able to provide 100% of the funds required (a) to pay for the Shares validly tendered in the Offer (and not validly withdrawn), (b) to pay fees and expenses related to the Offer and the Merger, (c) to complete the Merger and pay the consideration in respect of outstanding Shares converted in the Merger into the right to receive the per Share amount paid in the Offer and (d) to cash out all outstanding equity awards to acquire the Shares, from our cash and cash equivalents on hand and from our ability to realize cash upon the sale of liquid securities. Consummation of the Offer is not subject to any financing condition. See Section 12—"Source and Amount of Funds."

Is your financial condition or the accounting treatment of the Offer material to my decision to tender in the Offer?

        We do not believe our financial condition or the accounting treatment of the Offer is material to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all of the issued and outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares for the same cash price in the Merger and (d) we have all of the financial resources necessary to purchase all Shares validly tendered and not validly withdrawn in the Offer and to acquire all remaining outstanding Shares in the Merger. See Section 12—"Source and Amount of Funds."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  there shall be validly tendered in accordance with the terms of the Offer immediately prior to the scheduled Expiration Time (as defined below) and not validly withdrawn, a number of Shares that, together with Shares then beneficially owned by Icahn Enterprises Holdings, the Offeror or any of their respective subsidiaries or affiliates, represents at least a majority of all Fully Diluted Shares, which condition we refer to as the "Minimum Condition";

  •
  the waiting period (and any extension of the waiting period) applicable to the Transactions (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated; and

  •
  subject to certain exceptions, no fact, circumstance, event, change, effect, violation or occurrence shall have occurred (a) that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of Pep Boys and its subsidiaries, taken as a whole, or (b) would prevent or materially impede Pep Boys from consummating the Transactions.

        "Fully Diluted Shares" means all of the issued and outstanding Shares entitled to vote in the election of directors of Pep Boys or on the adoption of the Merger Agreement and approval of the Merger, together with all those Shares which Pep Boys would be required to issue upon the conversion, exercise, settlement or exchange of any then-outstanding warrants, options, other equity amounts under benefit plans or obligations, securities or instruments convertible, exercisable or exchangeable into such Shares, whether or not then convertible, exercisable or exchangeable. Pep Boys has informed the the Offeror that as of December 29, 2015, there were (1) 54,214,787 Shares issued and outstanding,

(2) outstanding options to purchase 1,443,820 Shares under the Pep Boys 2014 Stock Incentive Plan (previously referred to as the 1999 Stock Incentive Plan and the 2009 Stock Incentive Plan) (the "Company 2014 Incentive Plan"), (3) 528,118 Shares issuable pursuant to restricted stock unit awards granted pursuant to the Company 2014 Incentive Plan that vest over the passage of time (including any such award that previously became vested, but which was deferred by the holder), (4) 604,965 Shares issuable pursuant to restricted stock unit awards granted pursuant to the Company 2014 Incentive Plan that vest based on the level of achievement of performance goals and (5) notional investments in 25,624 Shares under the Company Nonqualified Plans (as defined below). As of December 29, 2015, Icahn Enterprises Holdings was the beneficial owner of 6,558,083 Shares. Based on the foregoing, the Offeror believes the Minimum Condition would be satisfied if 21,850,575 Shares are validly tendered and not withdrawn prior to the Expiration Time.

        We and Icahn Enterprises Holdings may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without Pep Boys' consent. See Section 13—"Conditions of the Offer."

        Other conditions of the Offer are described in Section 13—"Conditions of the Offer." Consummation of the Offer is not conditioned on Icahn Enterprises Holdings or the Offeror obtaining financing.

Can I participate in the Offer if I hold outstanding options under the Company 2014 Incentive Plan?

        If you are entitled to exercise your option prior to the Expiration Time, you may tender the Shares received upon exercise of your option, subject to following the procedures described in Section 3—"Procedure for tendering Shares" of this Offer to Purchase. Exercises of options may not be rescinded if the Offer is not completed for any reason.

How will the Merger affect outstanding options under the Company 2014 Incentive Plan?

        Pursuant to the terms of the Merger Agreement, each outstanding option under the Company 2014 Incentive Plan, whether or not exercisable or vested, will become fully vested and exercisable at the time the Merger becomes effective upon filing of a statement of merger with the Department of State of the Commonwealth of Pennsylvania or at such later time specified therein (the "Effective Time"). If the exercise price of any option is equal to or greater than the amount in cash equal to the Offer Price, without interest (the "Merger Consideration"), that option will be canceled as of the Effective Time, without any consideration being payable in respect of that option, and have no further force and effect. If the exercise price of any option is less than the Merger Consideration, that option will be canceled in exchange for the right to receive, as soon as practicable after the Effective Time and in conjunction with the surviving corporation's regular payroll process, an amount in cash equal to the product of (a) the excess of the Merger Consideration over the exercise price per Share payable under that option multiplied by (b) the number of Shares subject to that option, less any applicable tax withholding.

How will the Merger affect outstanding rights to purchase Shares and Shares previously purchased under Pep Boys Employee Stock Purchase Plan?

        Pursuant to the terms of the Merger Agreement, Pep Boys has suspended the Pep Boys Employee Stock Purchase Plan (the "Company ESPP") so that no further offering periods will commence after the date of the Merger Agreement. The last offering period under the Company ESPP ended on December 31, 2015. At the Effective Time, all Shares held in the Company ESPP brokerage account, as well as Shares purchased under the last offering period of the Company ESPP, will be canceled and converted into the right of the holder to receive from the surviving corporation, as soon as practicable after the Effective Time (and in conjunction with the surviving corporation's regular payroll process), an amount of cash equal to the product of (a) the Merger Consideration and (b) the total number of Shares purchased under the Company ESPP by such participant, less any applicable tax withholding.

How will the Merger affect restricted stock unit awards?

        Pursuant to the terms of the Merger Agreement, as of the Effective Time, each Company Restricted Stock Unit (as defined in the Merger Agreement) will vest (to the extent not vested) and will be canceled and converted into the right of the holder to receive, as soon as practicable after the Effective Time and in conjunction with the surviving corporation's regular payroll process, an amount in cash equal to the product of (a) the Merger Consideration and (b) the number of units covered by such Company Restricted Stock Unit that have not been settled or paid immediately prior to the Effective Time, less any applicable tax withholding.

        Pursuant to the terms of the Merger Agreement, as of the Effective Time, each Company Performance Stock Unit (as defined in the Merger Agreement) will vest as if the applicable performance goals had been achieved at the target level of performance at the end of the applicable performance period (to the extent not vested) and will be canceled and converted into the right of the holder to receive, as soon as practicable after the Effective Time and in conjunction with the surviving corporation's regular payroll process, an amount in cash equal to the product of (a) the Merger Consideration and (b) the number of vested units covered by such Company Performance Stock Unit that have not been settled or paid immediately prior to the Effective Time, less any applicable tax withholding.

Is there an agreement governing the Offer?

        Yes. Pep Boys, Icahn Enterprises Holdings and the Offeror have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the merger of the Offeror with and into Pep Boys. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents."

What does the Pep Boys Board think about the Offer?

        The Pep Boys Board has unanimously (a) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of Pep Boys and its shareholders, (b) approved the Offer, the Merger and the other Transactions and adopted the Merger Agreement and (c) recommended that Pep Boys' shareholders accept the Offer and tender their Shares pursuant to the Offer, and if required to consummate the Merger, that Pep Boys' shareholders adopt the Merger Agreement. See "Introduction" and Section 10—"Background of the Offer; Contacts with Pep Boys", Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents" and Pep Boys' Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to Pep Boys' shareholders concurrently herewith.

How long do I have to decide whether to tender in the Offer?

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Expiration Time. The term "Expiration Time" means 12:00 midnight, New York City time, on Tuesday, February 2, 2016 (one minute after 11:59 P.M., New York City time on February 2, 2016), unless the Offeror has extended the initial offering period of the Offer, in which event the term "Expiration Time" shall mean the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire.

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank, or a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution") may guarantee that the missing items will be received by the Depositary and Paying Agent within three NYSE (as defined below) trading days. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such three-trading-day period. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Tendering Shares."

        Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that:

  •
  we may, and at the request of Pep Boys, we will, provided the Merger Agreement has not been terminated in accordance with its terms, extend the Offer for successive periods of up to 20 business days each if, at the then-scheduled expiration of the Offer, any of the conditions to the Offer set forth in Section 13—"Conditions of the Offer" are not satisfied or, to the extent permitted, waived by Icahn Enterprises Holdings or the Offeror; and

  •
  we will, provided the Merger Agreement has not been terminated in accordance with its terms, extend the Offer for any period required by any law, rule or regulation, including any interpretation or position of the SEC or its staff or the NYSE, applicable to the Offer.

        We are not, however, required to extend the Offer or the Expiration Time beyond the Termination Date. The Termination Date depends on the reason for the extension of the Offer. The "Termination Date" means April 30, 2016, unless as of April 30, 2016, any of the conditions to the Offer relating to required antitrust approvals have not been fulfilled, but all other conditions to the Offer have been, or are capable of being fulfilled, in which case the "Termination Date" will automatically be extended to December 30, 2016.

        Following our acceptance and payment for Shares tendered in the Offer, we may, without the consent of Pep Boys, provide a subsequent offering period pursuant to Rule 14d-11 under the U.S. Securities Exchange Act of 1934, as amended, for the purpose of seeking to acquire that number of Shares necessary to effect a short-form merger of Pep Boys, during which Pep Boys' shareholders may tender their Shares and receive the Offer Price, but will not be permitted to withdraw the Shares once tendered.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform the Depositary and Paying Agent for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was scheduled to expire.

What is the "Top-Up Option" and when will it be exercised?

        Pursuant to the terms of the Merger Agreement, Pep Boys has granted to the Offeror an option that is irrevocable during the term of the Merger Agreement (the "Top-Up Option") to purchase, at a price per Share equal to the Offer Price, an aggregate number of newly issued Shares equal to the lowest number of Shares that, when added to the aggregate number of Shares owned by Icahn Enterprises Holdings, the Offeror and any of their respective subsidiaries or affiliates, will constitute one Share more than 80% of the Fully Diluted Shares. However, the Top-Up Option is not exercisable to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed Pep Boys' then authorized and unissued Shares and shares held in the treasury. The Offeror may exercise the Top-Up Option at any time after all of the conditions to the Offer, including the Minimum Condition, have been satisfied or waived and the Offeror has accepted for payment all Shares validly tendered in the Offer and not validly withdrawn. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Pennsylvania's "short form" merger statute. If we acquire less than one Share more than 80% but more than 50% of the Fully Diluted Shares in the Offer, we intend to exercise the Top-Up Option, and thereafter effect the Merger without any further action by Pep Boys' shareholders. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents."

Have any shareholders already agreed to tender their Shares in the Offer?

        No. We have not previously entered into any agreements with any of Pep Boys' shareholders with respect to the tender of Shares into the Offer. However, Pep Boys has informed us that, to its knowledge after making reasonable inquiry, all of Pep Boys' directors and executive officers intend to tender all of their Shares in the Offer.

How do I tender my Shares?

        If you wish to accept the Offer and:

  •
  you are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) or an Agent's Message (as defined in Section 3 below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires;

  •
  you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent before the Offer expires, you may be able to obtain three additional New York Stock Exchange ("NYSE") trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery; or

  •
  you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal.

        See the Letter of Transmittal and Section 3—"Procedures for Tendering Shares" for more information.

May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?

        Yes. You may withdraw previously tendered Shares any time prior to the Expiration Time, and, if not previously accepted for payment, at any time after March 3, 2016 pursuant to SEC regulations, by following the procedures for withdrawing your Shares in a timely manner. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Time to arrange for the withdrawal of your Shares in a timely manner. However, Shares tendered during a subsequent offering period, if any, may not be withdrawn. See Section 4—"Withdrawal Rights."

How do I withdraw tendered Shares?

        To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary and Paying Agent for the Offer, while you have the right to withdraw the Shares. If you tender Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

If I decide not to tender, how will the Offer affect my Shares?

        If the Merger between Pep Boys and us takes place, Pep Boys' shareholders not tendering their Shares in the Offer (other than those properly exercising their dissenters' rights) will be entitled to receive cash in an amount equal to the Offer Price. If you decide not to tender your Shares in the Offer and we purchase the Shares that are tendered in the Offer, but the Merger does not occur, there may be so few remaining shareholders and publicly traded Shares that the Shares will no longer be eligible to be traded on the NYSE or other securities exchanges, and there may not be an active public trading market for the Shares. Also, Pep Boys may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC's rules relating to publicly held companies. See Section 7—"Certain Effects of the Offer."

Are dissenters' rights available in either the Offer or the Merger?

        No dissenters' rights are available in connection with the Offer. However, under the PBCL (as defined below), shareholders who own their Shares at the time of the Merger and fulfill certain other requirements of the PBCL will have dissenters' rights in connection with the Merger. See Section 16—"Dissenters' Rights."

If you successfully complete the Offer, what will happen to the Pep Boys Board?

        If we accept Shares for payment pursuant to the Offer, under the Merger Agreement, Icahn Enterprises Holdings will become entitled to designate a pro rata portion (based on the percentage of outstanding Shares acquired by the Offeror) of the directors of Pep Boys, and Pep Boys has agreed in the Merger Agreement to cause Icahn Enterprises Holding's designees to be elected or appointed to the Pep Boys Board. Assuming the Offeror purchases outstanding Shares pursuant to the Offer, Icahn Enterprises Holdings currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the Pep Boys Board. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents."

If the Offer is completed, will Pep Boys continue as a public company?

        No. Following consummation of the Offer, we expect to complete the Merger pursuant to applicable provisions of the PBCL, after which Pep Boys, the surviving corporation in the Merger, will be a wholly owned subsidiary of Icahn Enterprises Holdings and the Shares will no longer be publicly traded.

What is the market value of my Shares as of a recent date?

        The Offer Price of $18.50 per Share represents a premium of 100% over the closing price of $9.25 per Share reported on the NYSE on May 19, 2015, the last full trading day before market speculation of a potential transaction. On December 29, 2015, the last full trading day before Icahn Enterprises Holdings and Pep Boys announced the signing of the Merger Agreement, the closing price of the Shares reported on the NYSE was $18.94 per Share. On January 4, 2016, the last full trading day before the Offeror commenced the Offer, the closing price of the Shares reported on the NYSE was $18.41 per Share.

        We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—"Price Range of Shares; Dividends."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 13—"Conditions of the Offer" are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $18.50 in cash, without interest (and less any applicable withholding taxes), promptly following the Expiration Time. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What are the U.S. federal income tax consequences of participating in the Offer?

        A U.S. Holder (as defined in Section 5—"Certain United States Federal Income Tax Consequences") that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder's adjusted tax basis in the Shares disposed of pursuant to the Offer. A Non-U.S. Holder (as defined in Section 5—"Certain United States Federal Income Tax Consequences") generally will not be subject to United States federal income tax on gains realized on the disposition of Shares pursuant to the Offer, provided that (a) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and (b) in the case of a Non-U.S. Holder that is an individual, that the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition.

        Pep Boys' shareholders are urged to read carefully Section 5—"Certain United States Federal Income Tax Consequences" and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances. See Section 5—"Certain United States Federal Income Tax Consequences."

Whom can I contact if I have questions about the Offer?

        For further information, you can call D.F. King & Co., Inc., the Information Agent for the Offer, toll free at (866) 620-2536 and all other calls at 212-269-5550.

To The Holders of Shares of Common Stock of
The Pep Boys—Manny, Moe & Jack:

Introduction

        This offer is being made by IEP Parts Acquisition LLC, a Delaware limited liability company (the "Offeror"), and Icahn Enterprises Holdings L.P., a Delaware limited partnership ("Icahn Enterprises Holdings"), as a co-bidder, to purchase all of the issued and outstanding shares of common stock, par value $1.00 per share ("Shares"), of The Pep Boys—Manny, Moe & Jack, a Pennsylvania corporation ("Pep Boys"), at a purchase price of $18.50 per Share, net to the holders thereof, in cash (the "Offer Price"), without interest, less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 30, 2015, by and among Pep Boys, Icahn Enterprises Holdings and the Offeror (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror has agreed to merge with and into Pep Boys, with Pep Boys surviving as a wholly owned subsidiary of Icahn Enterprises Holdings (the "Merger"). The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the "Transactions."

        If your Shares are registered in your name and you tender directly to American Stock Transfer & Trust Company, LLC (the "Depositary and Paying Agent"), you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

        The Offer is not subject to any financing condition. The Offer is conditioned upon, among others things, the following: (a) there being validly tendered in the Offer (and not validly withdrawn) immediately prior to the scheduled Expiration Time (as defined below) that number of Shares which, together with Shares beneficially owned by Icahn Enterprises Holdings, the Offeror or any of their respective subsidiaries or affiliates, represents at least a majority of the Fully Diluted Shares (the "Minimum Condition"); (b) the waiting period (and any extension of the waiting period) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated; and (c) subject to certain exceptions, no fact, circumstance, event, change, effect, violation or occurrence shall have occurred that (1) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of Pep Boys and its subsidiaries, taken as a whole, or (2) would prevent or materially impede Pep Boys from consummating the Transactions. The Offer is also subject to certain other terms and conditions. See Section 13—"Conditions of the Offer."

        As used in this Offer to Purchase, "Fully Diluted Shares" means all of the issued and outstanding Shares entitled to vote in the election of directors of Pep Boys or on the adoption of the Merger Agreement and approval of the Merger, together with all those Shares which Pep Boys would be required to issue upon the conversion, exercise, settlement or exchange of any then-outstanding warrants, options, other equity amounts under benefit plans or obligations, securities or instruments convertible, exercisable or exchangeable into such Shares, whether or not then convertible, exercisable or exchangeable. Pep Boys has informed the Offeror that as of December 29, 2015, there were (1) 54,214,787 Shares issued and outstanding, (2) outstanding options to purchase 1,443,820 Shares under the Company 2014 Incentive Plan, (3) 528,118 Shares issuable pursuant to restricted stock unit awards granted pursuant to the Company 2014 Incentive Plan that vest over the passage of time (including any such award that previously became vested, but which was deferred by the holder),

(4) 604,965 Shares issuable pursuant to restricted stock unit awards granted pursuant to the Company 2014 Incentive Plan that vest based on the level of achievement of performance goals and (5) notional investments in 25,624 Shares under the Company Nonqualified Plans. As of December 29, 2015, Icahn Enterprises Holdings was the beneficial owner of 6,558,083 Shares Based on the foregoing, the Offeror believes the Minimum Condition would be satisfied if 21,850,575 Shares are validly tendered and not withdrawn prior to the Expiration Time.

        The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, February 2, 2016 (one minute after 11:59 P.M., New York City time on February 2, 2016), unless extended (as the date of the expiration of the Offer may be extended, the "Expiration Time"). See Section 1—"Terms of the Offer," Section 13—"Conditions of the Offer," and Section 15—"Certain Legal Matters; Regulatory Approvals."

        The Board of Directors of Pep Boys (the "Pep Boys Board") has unanimously (a) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of Pep Boys and its shareholders, (b) approved the Offer, the Merger and the other Transactions and adopted the Merger Agreement and (c) recommended that Pep Boys' shareholders accept the Offer and tender their Shares pursuant to the Offer, and if required to consummate the Merger, that Pep Boys' shareholders adopt the Merger Agreement. Pep Boys has informed the Offeror that, to its knowledge after making reasonable inquiry, all of Pep Boys' directors and executive officers intend to tender all of their Shares in the Offer. For factors considered by the Pep Boys Board in connection with making its recommendation, see Item 4 of Pep Boys' Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the U.S. Securities and Exchange Commission (the "SEC"), a copy of which (without certain exhibits) is being furnished to Pep Boys' shareholders concurrently herewith under the heading "Reasons for Recommendation of the Board."

        The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be consummated by filing with the Department of State of the Commonwealth of Pennsylvania a statement of merger (the "Statement of Merger"), in accordance with the relevant provisions of the PBCL. The Merger will become effective upon filing of the Statement of Merger or at such later time as is specified in the Statement of Merger (the "Effective Time"). At the Effective Time, each outstanding Share (other than Shares owned by Icahn Enterprises Holdings, the Offeror or any of their respective subsidiaries or affiliates or by Pep Boys or any of its subsidiaries, or held by any shareholders of Pep Boys who properly demanded and perfected dissenters' rights under the PBCL) will be automatically canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest (the "Merger Consideration"), and subject to any required withholding taxes, payable to the holder of that outstanding Share upon surrender of the certificate formerly representing that Share (or compliance with the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof or Agent's Message (as defined below)), in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal. The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents." Section 5—"Certain United States Federal Income Tax Consequences" describes certain U.S. federal income tax consequences of the disposition of Shares pursuant to the Offer and the Merger. Section 3—"Procedures for Tendering Shares" describes the procedures necessary for surrendering Shares to obtain the Offer Price and Merger Consideration, as applicable.

        Pursuant to the terms of the Merger Agreement, Pep Boys has granted to the Offeror an option that is irrevocable during the term of the Merger Agreement (the "Top-Up Option") to purchase, at a price per Share equal to the Offer Price, an aggregate number of newly issued Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Icahn Enterprises Holdings, the Offeror or any of their respective subsidiaries or affiliates, will constitute one Share more than 80% of the Fully Diluted Shares. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents."

        Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the requisite vote of Pep Boys' shareholders, if required by law. Under the Pennsylvania Business Corporation Law of 1988 as amended, and the Pennsylvania Entity Transactions Law, (collectively, the "PBCL"), the affirmative vote of at least a majority of the votes cast by the holders of outstanding Shares entitled to vote to adopt the Merger Agreement is the only vote of any class or series of Pep Boys' capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of Pep Boys' shareholders. However, if, following the purchase of Shares by the Offeror pursuant to the Offer, the exercise of the Top-Up Option, if any, or otherwise; the Offeror directly or indirectly owns at least one Share more than 80% of the outstanding Shares, Icahn Enterprises Holdings and the Offeror will be able to effect the Merger without a meeting of the Pep Boys' shareholders, in accordance with the applicable provisions of the PBCL described below.

        The PBCL provides that, if a parent company owns at least 80% of the outstanding shares of each class of stock of a subsidiary corporation entitled to vote on a merger directly, or indirectly through related organizations, the parent company holding that stock may approve a merger of that subsidiary with or into another entity, without any action or vote on the part of the directors or other shareholders of that subsidiary (a "short-form merger"). Accordingly, if, as a result of the Offer, the exercise of the Top-Up Option, if any, or otherwise, the Offeror directly or indirectly owns one Share more than 80% of the outstanding Shares, Icahn Enterprises Holdings and the Offeror anticipate to effect the Merger without prior notice to, or any action by, any other shareholder of Pep Boys as permitted under the PBCL. Even if Icahn Enterprises Holdings and the Offeror do not own at least one Share more than 80% of the outstanding Shares following consummation of the Offer and the Top-Up Option, Icahn Enterprises Holdings and the Offeror could seek to purchase additional Shares in the open market, from Pep Boys or otherwise in order to reach the one Share more than 80% threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer. See Section 15—"Certain Legal Matters; Regulatory Approvals."

        No dissenters' rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, shareholders may be entitled to dissenters' rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Pennsylvania law and (a) as a result of the Offer, the Offeror effects a short-form merger or (b) prior to the Merger, the Shares are no longer listed on the NYSE or another securities exchange and the Shares are held beneficially and of record by 2,000 persons or less. A dissenting shareholder will not be entitled to receive the Offer Price, but instead will be entitled to receive either the amount that the surviving corporation determines to be the fair value of the Shares or, if the dissenting shareholder disagrees with that valuation, whatever consideration may be determined to be due to the dissenting shareholder by a court pursuant to the applicable provisions of the PBCL. Shareholders must properly perfect their right to seek appraisal under the PBCL in connection with the Merger in order to exercise dissenters' rights. See Section 15—"Certain Legal Matters; Regulatory Approvals" and Section 16—"Dissenters' Rights."

        The Offeror has engaged D.F. King & Co., Inc. to act as information agent for the Offer (the "Information Agent"). Icahn Enterprises Holdings and the Offeror will pay all charges and expenses of the Depositary and Paying Agent, and the Information Agent.

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror's expense. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

        This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

 The tender offer

1.     Terms of the Offer

        Upon the terms and subject to the satisfaction or, to the extent permitted, waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we have agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not validly withdrawn by the Expiration Time in accordance with the procedures described in Section 4—"Withdrawal Rights." The term "Expiration Time" means 12:00 midnight, New York City time, on Tuesday, February 2, 2016 (one minute after 11:59 P.M., New York City time on February 2, 2016), unless the Offeror, in accordance with the Merger Agreement, has extended the initial offering period of the Offer, in which event the term "Expiration Time" shall mean the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. For purposes of the Offer, as provided under the Exchange Act, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time."

        The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—"Conditions of the Offer." The Offeror may terminate the Offer without purchasing any Shares if the conditions described in Section 13 are not satisfied or waived. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents—the Merger Agreement—Termination."

        The Offeror expressly reserves the right (but is not obligated), in whole or in part, to waive any Offer Condition (as defined below) (other than the Minimum Condition), to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of Pep Boys, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price or change the form of consideration payable in the Offer, (c) change, modify or waive the Minimum Condition, (d) add to the conditions set forth on Exhibit A to the Merger Agreement (and described below in Section 13—"Conditions of the Offer") (together with the Minimum Condition, the "Offer Conditions") or modify or change any Offer Condition in a manner adverse to any shareholders of Pep Boys, (e) except as otherwise provided in the Merger Agreement, extend or otherwise change the Expiration Time or (f) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any shareholders of Pep Boys.

        Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) the Offeror may, and at the request of Pep Boys is required to, extend the Offer on one or more occasions for periods of up to 20 business days per extension (the length of any such extension to be determined by the Offeror (or Icahn Enterprises Holdings on its behalf) in its sole discretion) if at any then-scheduled Expiration Time any of the Offer Conditions have not been satisfied or waived and (b) the Offeror is required to extend the Offer for any period or periods if required by any law, rule or regulation, including any interpretation or position of the SEC or its staff or the NYSE, applicable to the Offer.

        The Offeror is not, however, required to extend the Offer or the Expiration Time beyond the Termination Date. The Termination Date is April 30, 2016 unless all the Offer Conditions have been fulfilled or are capable of being fulfilled, except for those related to obtaining antitrust approval, in which case under certain circumstances, the Termination Date will be extended to December 30, 2016. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents—The Merger Agreement—Termination."

        There can be no assurance that the Offeror will exercise its right to extend the Offer or that the Offeror will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

        If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Time the Offeror decreases the number of Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of that increase or change is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of that 10th business day.

        The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—"Conditions of the Offer" have not been satisfied or upon the occurrence of any of the events set forth in Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents—The Merger Agreement—Termination." Under certain circumstances, Icahn Enterprises Holdings and the Offeror may terminate the Merger Agreement and the Offer, but the Offeror is prohibited from terminating the Offer prior to any then-scheduled Expiration Time without the prior written consent of the Pep Boys unless the Merger Agreement has been terminated in accordance with its terms.

        The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15—"Certain Legal Matters; Regulatory Approvals." See Section 13—"Conditions of the Offer" and Section 15—"Certain Legal Matters; Regulatory Approvals." The reservation by the Offeror of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return Shares deposited by or on behalf of tendering shareholders promptly after the termination or withdrawal of the Offer.

        Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filing with the SEC.

        Pursuant to Rule 14d-11 under the Exchange Act, the Offeror may provide a subsequent offering period or one or more extensions thereof if, as of the commencement of such period, there shall not have been validly tendered (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), and not validly withdrawn pursuant to the Offer, that number of Shares necessary to permit the Merger to be effected as a short-form merger under the PBCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. A subsequent offering period, if one is provided, would be an additional period of time of not less than three business days, beginning no later than 9:00 A.M., New York City time, on the next business day following the expiration of the initial offering period of the Offer at the Expiration Time, during which Pep Boys' shareholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. During a subsequent offering period, tendering shareholders will not have withdrawal rights, and the Offeror will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.

        Pep Boys has agreed to provide the Offeror with its list of shareholders, mailing labels and any available listing or computer files containing the names and addresses of record holders of Shares and lists of securities positions held in stock depositories for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Pep Boys' shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for payment and payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror has agreed in the Merger Agreement to accept for payment promptly after the Expiration Time, and to cause the Depositary and Paying Agent to pay for as promptly as practicable after the Expiration Time, all Shares validly tendered and not validly withdrawn at the Expiration Time if the conditions to the Offer set forth in Section 13—"Conditions of the Offer" are satisfied or, to the extent permitted, waived. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, the Offeror reserves the right to delay acceptance for payment of, or payment for, Shares, pending receipt of the regulatory or governmental approvals specified in Section 15—"Certain Legal Matters; Regulatory Approvals." For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—"Certain Legal Matters; Regulatory Approvals."

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"), a manually executed facsimile thereof or an Agent's Message (as defined in Section 3 below)), properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal. See Section 3—"Procedures for Tendering Shares." Accordingly, tendering shareholders may be paid at different times depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent.

        For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering shareholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering shareholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

        If, prior to the Expiration Time, the Offeror increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are tendered pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

        The Offeror reserves the right, under and subject to the provisions of the Merger Agreement, to transfer or assign in whole or in part, from time to time, to any direct or indirect wholly owned subsidiary of Icahn Enterprises Holdings, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.     Procedures for tendering Shares

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, in the case of physical certificates, and the Letter of Transmittal (or an Agent's Message) in the case of a book-entry transfer, and other documents must be received before the expiration of the subsequent filing), or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states (x) that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) that the Offeror may enforce that agreement against the participant.

        Book-Entry Transfer.    The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent's account in accordance with DTC's procedures for that transfer using DTC's ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary and Paying Agent.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

        Guaranteed Delivery.    A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Time, may tender those Shares by satisfying all of the requirements set forth below:

  •
  the tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Time; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

        The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering shareholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        Other Requirements.    Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by the Offeror on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

        Binding Agreement.    The acceptance for payment by the Offeror of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Offeror upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering shareholder irrevocably appoints designees of the Offeror as that shareholder's proxies, each with full power of substitution, to the full extent of that shareholder's rights with respect to the Shares tendered by that shareholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. All those proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the shareholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Offeror's designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of Pep Boys' shareholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares and other securities, including voting at any meeting of shareholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate power in whole or in part to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Icahn Enterprises Holdings, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

        No alternative, conditional or contingent tenders will be accepted.

4.     Withdrawal rights

        A shareholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Time and, if not previously accepted for payment, at any time after March 3, 2016 pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

        For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a shareholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the shareholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

        If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror's rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

        Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the Expiration Time.

        In the event the Offeror provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during that subsequent offering period.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Icahn Enterprises Holdings, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5.     Certain United States federal income tax consequences

        The following summary describes certain U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar, U.S. expatriates, dissenting shareholders, and persons that acquired Shares in a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax, or the application of the Medicare tax on net investment income under Section 1411 of the Code) other than those pertaining to the income tax.

        The following is based on the Code, Treasury regulations promulgated under the Code ("Treasury Regulations"), and administrative rulings and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

        As used herein, the term "U.S. Holder" means a beneficial owner of Shares that is (a) a citizen or individual resident of the United States; (b) a corporation (or an entity classified as a corporation for

U.S. federal tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (2) it has properly elected under applicable Treasury Regulations to continue to be treated as a U.S. person.

        A "Non-U.S. Holder" is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

        The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on both the partnership's and the partner's status. Partnerships that are beneficial owners of Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

        This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

U.S. Holders

        A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder's adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger. See Instruction 9 of the Letter of Transmittal. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will constitute a capital gain or loss, and capital gain of a non-corporate U.S. Holder derived with respect to a disposition of Shares in which the U.S. Holder has a holding period exceeding one year generally will be subject to U.S. federal income tax rates applicable to long-term capital gain (whereas capital gain derived with respect to a disposition of Shares in which the U.S. Holder has a holding period of one year or less generally will be subject to U.S. federal income tax rates applicable to ordinary income). Long-term capital gains of non-corporate U.S. Holders are currently subject to reduced rates of taxation. The deductibility of capital loss is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding those limitations.

Non-U.S. Holders

        Any gain recognized on the receipt of cash pursuant to the Offer or the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

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  the gain is effectively connected with a U.S. trade or business of that Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment in the United States maintained by that Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder, and, if the Non-U.S. Holder is a foreign corporation, that corporation may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty); or

  •
  the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition of Shares pursuant to the Offer or Merger and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to a tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the Non-U.S. Holder's net gain realized, which may be offset by U.S. source capital losses of the Non-U.S. Holder, if any.

Information reporting and backup withholding tax

        If certain information reporting requirements are not met, a holder may be subject to backup withholding tax on proceeds received on the disposition of Shares pursuant to the Offer or the Merger. See Instruction 9 of the Letter of Transmittal. Backup withholding tax is not an additional tax. A holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against that holder's U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, that holder may be entitled to a refund, provided that the requisite information is correctly furnished to the Internal Revenue Service in a timely manner. Holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

        THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6.     Price range of Shares; Dividends

        The Shares are listed on the NYSE under the symbol "PBY." The following table sets forth, for the fiscal quarters indicated, the high and low intra-day sales prices per Share on the NYSE as reported by published financial sources with respect to periods occurring in fiscal years 2014, 2015 and 2016:

Fiscal year	High	Low
2014:
First Quarter	$13.68	$10.01
Second Quarter	$11.62	$9.72
Third Quarter	$11.66	$8.36
Fourth Quarter	$10.16	$8.41
2015:
First Quarter	$10.15	$8.00
Second Quarter	$12.62	$9.02
Third Quarter	$15.04	$10.18
Fourth Quarter	$19.03	$14.87
2016:
First Quarter (through January 4, 2016)	$18.40	$18.46

        On May 19, 2015, the last full trading day before market speculation of a potential transaction, the reported closing sales price per Share on the NYSE was $9.25 per Share. On December 29, 2015, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on the NYSE was $18.94 per Share. On Jaunuary 4, 2016, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE was $18.41 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

        Pep Boys has not declared or paid cash dividends on its common stock since January 29, 2012.

        Under the terms of the Merger Agreement, Pep Boys is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Icahn Enterprises Holdings. See Section 14—"Dividends and Distributions."

7.     Certain effects of the Offer

        If, as a result of the Offer, the exercise of the Top-Up Option, if any, or otherwise, the Offeror directly or indirectly owns one Share more than 80% of the outstanding Shares, each of Icahn Enterprises Holdings, the Offeror and Pep Boys will consummate the Merger under the short-form merger provisions of the PBCL without prior notice to, or any action by, any other shareholder of Pep Boys as soon as practicable subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        Effect on Credit Agreements.    If the Offeror and its affiliates become the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of 50% or more of the Fully Diluted Shares, including as a result of the consummation of the Offer, then the lenders under (a) the Amended and Restated Credit Agreement, dated as of July 26, 2011, by and among the Company, the lenders party thereto and various other parties thereto (as amended, modified, supplemented or restated and in effect from time to time, the "Revolving Credit Agreement") and (b) the Second Amended and Restated Credit Agreement, dated as of October 11, 2012, by and among the Company, the lenders party thereto and various other parties thereto (as amended, modified, supplemented or restated and in effect from time to time, the "Credit Agreement"), will have the right to cause all unpaid amounts to be immediately due and payable. The Company has informed the Offeror that as of December 29, 2015 the amount outstanding under the Credit Agreement was $194.0 million and the Company had no borrowings outstanding under the Revolving Credit Agreement.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        NYSE Listing.    The Shares are currently listed on the NYSE. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Expiration Time), the Shares will no longer meet the requirements for continued listing on the NYSE because the only shareholder will be Icahn Enterprises Holdings. The NYSE requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger, we intend and will cause Pep Boys to delist the Shares from the NYSE.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Pep Boys upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        We intend to seek to cause Pep Boys to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Pep Boys to its shareholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the

Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Pep Boys. Furthermore, the ability of "affiliates" of Pep Boys and persons holding "restricted securities" of Pep Boys to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.     Certain information concerning Pep Boys

        Pep Boys is a Pennsylvania corporation incorporated in Pennsylvania in 1925, with its principal executive offices located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132. Pep Boys' telephone number at its principal executive offices is (215) 430-9000.

        Pep Boys is a customer service company in the automotive aftermarket industry with over 800 locations throughout the United States and Puerto Rico and online at pepboys.com. Its stores are organized into a hub and spoke network consisting of supercenters and service and tire centers. Supercenters combine do-it-for-me service labor, installed merchandise and tire offerings with do-it-yourself parts and accessories. Most of its supercenters also have a commercial sales program that delivers parts, tires and equipment to automotive repair shops and dealers. Service and tire centers provide do-it-for-me services in neighborhood locations. Service and tire centers are designed to capture market share and leverage Pep Boys' existing supercenters and support infrastructure. It also operates a handful of legacy do-it-yourself only Pep Express stores. In the first nine months of fiscal 2015, Pep Boys opened one Supercenter and four Service & Tire Centers and closed three Service & Tire Centers, three Supercenters and one Pep Express store. As of October 31, 2015, it operated 561 Supercenters, 238 Service & Tire Centers and five Pep Express stores located in 35 states and Puerto Rico.

        Available Information.    Pep Boys is currently subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Pep Boys' business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Pep Boys' securities, any material interests of those persons in transactions with Pep Boys, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Pep Boys' shareholders and filed with the SEC. Those reports, proxy statements and other information are available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC's Public Reference Room in Washington, DC can be obtained by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Pep Boys, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Pep Boys and its business has been taken from Pep Boys' Annual Report on Form 10-K for its fiscal year ended January 31, 2015, publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by such records. Although we have no knowledge that any such information contains any misstatements or omissions, none of Icahn Enterprises Holdings, the Offeror, the Information Agent or the Depositary and Paying Agent, or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning Pep Boys contained in those documents and records or for any failure by Pep Boys to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.     Certain information concerning the Offeror and Icahn Enterprises Holdings

        The Offeror is a wholly owned subsidiary of Icahn Enterprises Holdings, a co-bidder, and was formed solely for the purpose of making the Offer. To date, the Offeror has not carried on any activities other than those related to its formation and the Offer. The business address of the Offeror and Icahn Enterprises Holdings is 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300.

        Icahn Enterprises Holdings is a Delaware limited partnership. Icahn Enterprises Holdings' general partner is Icahn Enterprises G.P. Inc. ("Icahn Enterprises GP"), a Delaware corporation. Icahn Enterprises Holdings' limited partner is Icahn Enterprises L.P. ("Icahn Enterprises"), a Delaware limited partnership. Icahn Enterprises GP is the general partner of Icahn Enterprises. Mr. Carl C. Icahn is the indirect holder of approximately 89.04% of the issued and outstanding depositary units representing limited partnership interests in Icahn Enterprises (based upon: (a) the 128,953,091 Depositary Units stated to be outstanding as of November 6, 2015 by Icahn Enterprises in the its Form 10-Q filing filed with the SEC on November 9, 2015 plus (b) the 2,482,436 Depositary Units indirectly issued to Mr. Carl C. Icahn by Icahn Enterprises on December 24, 2015 in connection with a regular quarterly distribution of Depositary Units by Icahn Enterprises). Icahn Enterprises GP is 100% owned by Beckton Corp. ("Beckton"), a Delaware corporation. Beckton is 100% owned by Mr. Carl C. Icahn, a United States citizen. The business address of Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300. The business address of each of Icahn Enterprises Holdings, Icahn Enterprises, Icahn Enterprises GP and Beckton is 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300.

        Icahn Enterprises Holdings is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises GP is primarily engaged in the business of serving as the general partner of Icahn Enterprises and Icahn Enterprises Holdings. Beckton is primarily engaged in the business of holding the capital stock of Icahn Enterprises GP. Icahn Enterprises is a diversified holding company engaged in the following primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Mining, Food Packaging, Real Estate and Home Fashion.

        Mr. Icahn's current principal occupation or employment is set forth on Schedule A attached hereto and is incorporated by reference herein. Also set forth on Schedule A and incorporated by reference herein are Mr. Icahn's material occupations, positions, offices or employments during the past five years, including the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on. The name, position, citizenship, business address, current principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of the Offeror, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton are set forth on Schedule A attached hereto and incorporated by reference herein. Each of the executive officers and directors listed on Schedule A hereto is a United States citizen.

        None of the Offeror, Icahn Enterprises Holdings, Icahn Enterprises, Icahn Enterprises GP, Beckton, Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule A hereto, have been, during the past ten years: (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Except as set forth in this Offer to Purchase, none of the Offeror, Icahn Enterprises Holdings, Icahn Enterprises, Icahn Enterprises GP, Beckton, Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule A hereto, has had any transaction that occurred during the past two years with Pep Boys or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between Icahn Enterprises Holdings, Icahn Enterprises, Icahn Enterprises GP, Beckton, Mr. Icahn or any of their respective subsidiaries or, to their respective knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and Pep Boys or its affiliates, on the other hand, concerning any merger, consolidation or acquisition, tender offer for or other acquisition of any class of Pep Boy's securities, election of Pep Boy's directors or sale or other transfer of a material amount of Pep Boy's. See Section 10—"Background of the Offer; Contacts with Pep Boys."

        Except as set forth in the Schedule 13D filed by Icahn Enterprises Holdings, Mr. Icahn, Icahn Enterprises GP and Beckton, with the SEC on Decemeber 4, 2015 (the "Schedule 13D"), none of the Offeror, Icahn Enterprises Holdings, Icahn Enterprises, Icahn Enterprises GP, Beckton, Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule A hereto, has effected any transaction in the Shares during the past 60 days. As reported in the Schedule 13D, the following table sets forth all transactions with respect to the Shares effected during the past 60 days. All transactions were purchases of Shares in the open market or Shares to be purchased pursuant to forward contracts:

	Date of Transaction	Amount of Shares	Price Per Share
Icahn Enterprises Holdings LP	11/24/2015	600,000	15.10
Icahn Enterprises Holdings LP	11/24/2015	2,617,015	15.20
Icahn Enterprises Holdings LP	11/25/2015	463,426	15.50
Icahn Enterprises Holdings LP	11/27/2015	189,799	15.51
Icahn Enterprises Holdings LP	11/30/2015	368,210	15.51
Icahn Enterprises Holdings LP	12/01/2015	159,683	15.53
Icahn Enterprises Holdings LP	12/02/2015	210,000	15.56
Icahn Enterprises Holdings LP	12/04/2015	600,000	15.46
Icahn Enterprises Holdings LP	12/04/2015	85,000	15.65
Icahn Enterprises Holdings LP	12/04/2015	480,718 (forward contract)	15.66
Icahn Enterprises Holdings LP	12/04/2015	1,000 (forward contract)	15.71

        As of December 29, 2015, Icahn Enterprises Holdings was the beneficial owner of 6,558,083 Shares, representing approximately 12.10% of the issued and outstanding Shares. The foregoing percentage is based upon the 54,214,787 issued and outstanding Shares as of December 29, 2015.

        Pursuant to Rule 14d-3 under the Exchange Act, the Offeror has filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by the Offeror with the SEC, are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that the Offeror has filed electronically with the SEC.

10.   Background of the Offer; Contacts with Pep Boys

        On May 4, 2015, Icahn Enterprises L.P. ("Icahn Enterprises") contacted Pep Boys and indicated its interest in acquiring Pep Boy's retail assets. Icahn Enterprises also expressed a willingness and ability to acquire the entire company in order to gain access to Pep Boy's retail assets. Icahn Enterprises referenced the possibility of commencing a hostile acquisition of Pep Boys.

        On May 15, 2015, Icahn Enterprises entered into a confidentiality and non-disclosure agreement (the "NDA") with Pep Boys and commenced a due diligence review of materials delivered by Pep Boys. The parties entered into the NDA in order to assist Icahn Enterprises in considering a potential transaction with Pep Boys. Thereafter, Icahn Enterprises and Pep Boys engaged in discussions regarding a range of issues, including a variety of possible transactions, their respective views on the business and performance of Pep Boys and the strategic direction of Pep Boys.

        On May 19, 2015 after the close of trading on the NYSE, The Wall Street Journal reported that a number of parties were interested in potentially acquiring Pep Boys.

        On June 15, 2015, Scott P. Sider was appointed Chief Executive Officer of Pep Boys and to its board of directors.

        On June 26, 2015, Icahn Enterprises notified Pep Boys that it had determined to cease discussions under the NDA regarding a potential transaction.

        Also on June 26, 2015, Icahn Enterprises sent Pep Boys a proposal for a negotiated transaction whereby it would acquire all of the outstanding shares of common stock of Pep Boys for $11.50 per share in cash.

        On June 30, 2015, Pep Boys publicly announced that its board of directors had commenced a review of strategic alternatives to enhance shareholder value, including a possible sale, merger or other form of business combination or strategic transaction.

        Also on June 30, 2015, Pep Boys responded to Icahn Enterprises' June 26 proposal, stating that the board of directors of Pep Boys would be reviewing and evaluating the proposal, in connection with its strategic review process.

        From July 1, 2015 to July 7, 2015, Pep Boys and Icahn Enterprises discussed the potential terms upon which Icahn Enterprises would enter Pep Boy's strategic alternatives review process, including the extension of Icahn Enterprises' standstill agreement in the NDA. As part of those negotiations, Icahn Enterprises indicated its interest in discussing potentially partnering with other parties in connection with a transaction for the acquisition of Pep Boys.

        On July 9, 2015, Pep Boys and Icahn Enterprises entered into an amendment to the NDA that, among other things, permitted Icahn Enterprises to discuss with an identified list of strategic parties, a potential joint transaction to acquire Pep Boys in exchange for the delay until October 10, 2015 of Icahn Enterprises' ability to make a hostile bid to acquire Pep Boys. Such amendment also provided that if Icahn Enterprises had submitted and not withdrawn a bona fide bid with a written term sheet to acquire the Pep Boys, Pep Boys would provide Icahn Enterprises with (a) the price and other material terms of any competing third party bona fide bid prior to executing a definitive agreement with any such third party and (b) one business day during which Icahn Enterprises could submit an amended term sheet. Pursuant to the terms of the amendment, Pep Boys had no obligation to accept the terms of any such amended proposal from Icahn Enterprises.

        On September 3, 2015, Icahn Enterprises reconfirmed its proposal to acquire all of the outstanding shares of common stock of Pep Boys for $11.50 per share in cash.

        On September 28, 2015, Pep Boys and Icahn Enterprises entered into a further amendment to the NDA pursuant to which, among other things, Icahn Enterprises agreed to delay until October 23, 2015 its ability to make a hostile bid to acquire Pep Boys in exchange for access to certain due diligence materials. Icahn Enterprises also agreed that if it were to launch a tender offer for the shares of common stock of Pep Boys, the price would be at least $13.50 per share in cash.

        On October 2, 2015, Pep Boys distributed a draft merger agreement to Icahn Enterprises.

        On October 12, 2015, Pep Boys notified Icahn Enterprises of the range of proposal values it had received as a result of its strategic alternative review process in accordance with its obligations under the NDA, which commenced the one-day period during which Icahn Enterprises could submit an amended proposal pursuant to the terms of the NDA. Icahn Enterprises did not submit an amended proposal following its receipt of such notice.

        On October 14, 2015, the board of directors of Pep Boys approved a waiver related to the NDA to enable Icahn Enterprises to consider a back-to-back transaction agreement under which it would sell Pep Boy's service business if it was selected as a winning bidder or it would buy Pep Boy's retail business if another bidder was selected by Pep Boys.

        Also on October 14, Icahn Enterprises sent Pep Boys a revised draft of the merger agreement. On October 21, 2015, Pep Boys sent Icahn Enterprises a revised draft of the merger agreement.

        On October 22, 2015, after Pep Boys informed Icahn Enterprises that best and final proposals would be due no later than October 23, 2015, Icahn Enterprises informed Pep Boys that it would not be submitting a proposal for a potential acquisition of Pep Boys and that it was not pursuing any back-to-back transaction.

        On October 26, 2015, Pep Boys issued a press release announcing the execution of a merger agreement with subsidiaries of Bridgestone Americas, Inc. (the "Bridgestone Agreement") pursuant to which Bridgestone would acquire Pep Boys in an all-cash transaction for $15.00 per share.

        On November 16, 2015, pursuant to the Bridgestone Agreement, Bridgestone commenced a tender offer to acquire all of the outstanding shares of common stock of Pep Boys for $15.00 per share in cash, which offer would expire on January 4, 2016.

        On December 4, 2015, Carl C. Icahn filed a Premerger Notification and Report Form under the HSR Act.

        On December 4, 2015, Icahn Enterprises Holdings, Carl C. Icahn, Icahn Enterprises GP and Beckton filed a Schedule 13D with the SEC, disclosing a 12.12% ownership stake in Pep Boys, and that it believes Pep Boys' retail automotive parts segment presents an excellent synergistic acquisition opportunity for Auto Plus, a leading automotive aftermarket company wholly owned by Icahn Enterprises.

        On December 7, 2015, Icahn Enterprises delivered a letter to Pep Boys making a proposal for a negotiated transaction whereby Icahn Enterprises would acquire all of the outstanding shares of Pep Boys for $15.50 per share in cash. The proposal was not subject to any due diligence, financing or antitrust conditions and it indicated that Icahn Enterprises was prepared to enter immediately into the same merger agreement that Pep Boys executed with Bridgestone.

        On December 8, 2015, Pep Boys issued a press release announcing the Pep Boys Board's determination that the December 7 Icahn proposal would reasonably be expected to result in a Superior Proposal (as defined in the Bridgestone Agreement).

        On December 8, 2015, Icahn Enterprises also (a) entered into a confidentiality agreement with Pep Boys, pursuant to which it agreed to certain customary standstill provisions through January 31, 2017 and certain customary confidentiality provisions through July 31, 2017, (b) delivered to Pep Boys a merger agreement executed by Icahn Enterprises Holdings, in substantially the same form as the Bridgestone Agreement, and (c) was informed by Pep Boys that, in accordance with the Bridgestone Agreement, (i) Pep Boys' board of directors had determined that the Icahn proposal constitutes a Superior Proposal (as defined in the Bridgestone Agreement) and (ii) Pep Boys had provided a Company Notice (as defined in the Bridgestone Agreement) to Bridgestone of Pep Boys' intention to effect a Change of Recommendation (as defined in the Bridgestone Agreement) in response to the Icahn proposal and terminate the Bridgestone Agreement to enter into the Icahn merger agreement.

        On December 11, 2015, Pep Boys and Bridgestone issued a press release announcing that Pep Boys and Bridgestone had amended the Bridgestone Agreement, pursuant to which Bridgestone increased its offer price to acquire Pep Boys from $15.00 per share to $15.50 per share in cash. Pep Boys also announced that its board of directors continued to unanimously recommend that Pep Boys shareholders accept the Bridgestone offer and that it no longer deemed the December 8 Icahn proposal to acquire Pep Boys for $15.50 per share in cash to be a Superior Proposal (as defined in the Bridgestone Agreement).

        On December 18, 2015, Icahn Enterprises delivered a letter to Pep Boys making a proposal for a negotiated transaction whereby Icahn Enterprises would acquire all of the outstanding shares of Pep Boys for $16.50 per share in cash. The proposal was not subject to any due diligence, financing or antitrust conditions and it indicated that Icahn Enterprises was prepared to enter immediately into the same merger agreement that Pep Boys executed with Bridgestone.

        On December 20, 2015, Icahn Enterprises (a) delivered to Pep Boys a merger agreement executed by Icahn Enterprises Holdings, in substantially the same form as the Bridgestone Agreement and (b) was informed by Pep Boys that, in accordance with the Bridgestone Agreement, (i) Pep Boys' board of directors had determined that the Icahn proposal constitutes a Superior Proposal (as defined in the Bridgestone Agreement) and (ii) Pep Boys had provided a Company Notice (as defined in the Bridgestone Agreement) to Bridgestone of Pep Boys' intention to effect a Change of Recommendation (as defined in the Bridgestone Agreement) in response to the Icahn proposal and terminate the Bridgestone Agreement to enter into the Icahn merger agreement.

        On December 22, 2015, Icahn Enterprises (a) amended its previous proposal to provide that Icahn Enterprises will pay the greater of (i) $16.50 per Share and (ii) $0.10 more per Share than any increased bona fide bid for Pep Boys offered by Bridgestone, up to a maximum of $18.10 per Share; (b) delivered to Pep Boys a merger agreement executed by Icahn Enterprises Holdings, in substantially the same form as the Bridgestone Agreement; (c) informed Pep Boys that the amended Icahn proposal would not apply in the event that Pep Boys accepts any offer from Bridgestone that would result in Bridgestone being entitled to receive a termination fee that is in excess of that set forth in the Bridgestone Agreement; and (d) was informed by Pep Boys that, in accordance with the Bridgestone Agreement, (i) Pep Boys' board of directors had determined that the amended Icahn proposal continued to constitute a Superior Proposal (as defined in the Bridgestone Agreement) and (ii) Pep Boys had provided a Company Notice (as defined in the Bridgestone Agreement) to Bridgestone of Pep Boys' intention to effect a Change of Recommendation (as defined in the Bridgestone Agreement) in response to the amended Icahn proposal and terminate the Bridgestone Agreement to enter into the Icahn merger agreement.

        On December, 23, 2015, Carl C. Icahn received a notice that the FTC granted early termination of the waiting period under the HSR Act with respect to Icahn Enterprises' HSR filing.

        On December 24, 2015, Pep Boys and Bridgestone issued a press release announcing that Pep Boys and Bridgestone had amended the Bridgestone Agreement, pursuant to which Bridgestone increased its offer price to acquire Pep Boys from $15.50 per share to $17.00 per share in cash and that the termination fee payable by Pep Boys to Bridgestone under certain circumstances, including a termination in order to enter into a Superior Proposal (as defined in the Bridgestone Agreement), increased from $35 million to $39.5 million. Pep Boys also announced that its board of directors continued to unanimously recommend that Pep Boys shareholders accept the Bridgestone offer and that it no longer deemed the December 22 amended Icahn proposal to be a Superior Proposal (as defined in the Bridgestone Agreement).

        On December 28, 2015, Icahn Enterprises delivered a letter to Pep Boys making a proposal for a negotiated transaction whereby Icahn Enterprises would acquire all of the outstanding shares of Pep Boys for $18.50 per share in cash. The proposal was not subject to any due diligence, financing or antitrust conditions and it indicated that Icahn Enterprises was prepared to enter immediately into the same merger agreement that Pep Boys executed with Bridgestone. In the proposal, Icahn Enterprises stated that, as one of Pep Boy's largest shareholders, Icahn Enterprises believes it is contrary to the best interests of all of Pep Boy's shareholders for Pep Boys to agree to any increase of the termination fee payable to Bridgestone pursuant to the Bridgestone Agreement, because it would prevent a truly robust auction. Icahn Enterprises also indicated in the proposal that it could be willing to bid in excess of $18.50 per share for Pep Boys, but that it did not intend to bid any higher than $18.50 per share if Pep Boys agrees to any increase of Bridgestone's termination fee.

        On December 28, 2015, Icahn Enterprises also (a) delivered to Pep Boys a merger agreement executed by Icahn Enterprises Holdings (the "Icahn Agreement"), in substantially the same form as the Bridgestone Agreement and (b) was informed by Pep Boys that, in accordance with the Bridgestone Agreement, (i) Pep Boys' board of directors had determined that the Icahn proposal constitutes a Superior Proposal (as defined in the Bridgestone Agreement) and (ii) Pep Boys had provided a Company Notice (as defined in the Bridgestone Agreement) to Bridgestone of Pep Boys' intention to effect a Change of Recommendation (as defined in the Bridgestone Agreement) in response to the Icahn proposal and terminate the Bridgestone Agreement to enter into the Icahn Agreement.

        On December 30, 2015, Pep Boys issued a press release announcing that it had terminated the Bridgestone Agreement. On December 30, 2015, the Offeror paid to Bridgestone, on behalf and at the request of, and as an accomadation to, Pep Boys, the $39,500,000 termination fee, concurrently with the termination of the Bridgestone Agreement. Also on December 30, 2015, Pep Boys and Icahn Enterprises issued a joint press release announcing that they had executed the Icahn Agreement.

        On January 5, 2016 the Offeror commenced the offer.

11.   Purpose of the Offer and Plans for Pep Boys; Transaction Documents

        Purpose of the Offer and Plans for Pep Boys.    The purpose of the Offer and the Merger is for Icahn Enterprises Holdings, through the Offeror, to acquire control of, and the entire equity interest in, Pep Boys. Pursuant to the Merger, Icahn Enterprises Holdings will acquire all of the Shares of Pep Boys not purchased pursuant to the Offer, the exercise of the Top-Up Option (as defined below), if any, or otherwise. Pep Boys' shareholders who sell their Shares in the Offer will cease to have any equity interest in Pep Boys or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering shareholders also will no longer have an equity interest in Pep Boys. On the other hand, after selling their Shares in the Offer or the subsequent Merger, Pep Boys' shareholders will not bear the risk of any decrease in the value of Pep Boys.

        In accordance with the Merger Agreement, following the time of the purchase of Shares pursuant to the Offer, Icahn Enterprises Holdings has agreed to acquire the remaining Shares pursuant to the Merger. We may also acquire Shares pursuant to the Top-Up Option.

        Icahn Enterprises is conducting a detailed review of Pep Boys and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel. Icahn Enterprises will continue to evaluate the business and operations of Pep Boys during the pendency of the Offer and, after the consummation of the Offer and the Merger, will make those changes it deems desirable in light of the circumstances then existing. Thereafter, Icahn Enterprises intends to conduct a comprehensive review of Pep Boys' business, assets, operations, capitalization and management with a view to optimizing development of Pep Boys' potential in conjunction with Icahn Enterprises' existing Automotive segment. Without limiting the generality of the foregoing, in connection with Icahn Enterprises' plan to acquire all of Pep Boys' outstanding equity interests pursuant to the Offer and the Merger, Icahn Enterprises intends to make changes to Pep Boys' charter, bylaws and board of directors. Possible changes also include changes to Pep Boys' management or a divestiture of assets.

        Icahn Enterprises is currently engaged in preliminary negotiations with a third party relating to a possible sale of Pep Boys' services business after the closing of the Transactions. There can be no assurances that an agreement to sell Pep Boys' services business to any third party will be reached in a timely manner after the closing of the Transactions, on terms favorable to Icahn Enterprises, or at all.

        The Merger Agreement.    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning Pep Boys—Available Information."

        The Offer.    The Merger Agreement provides that the Offeror will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer described in Section 13—"Conditions of the Offer" (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn prior to the Expiration Time. Pursuant to the terms of the Merger Agreement, unless extended or amended in accordance with the Merger Agreement, the Offer would expire on the the date that is 20 business days following the commencement of the Offer.

        The Offeror expressly reserves the right (but is not obligated), in whole or in part, to waive any Offer Condition (as defined below) (other than the Minimum Condition), to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of Pep Boys, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price or change the form of consideration payable in the Offer, (c) change, modify or waive the Minimum Condition, (d) add to the conditions set forth on Exhibit A to the Merger Agreement (and described below in Section 13—"Conditions of the Offer") (together with the Minimum Condition, the "Offer Conditions") or modify or change any Offer Condition in a manner adverse to any shareholders of Pep Boys, (e) except as otherwise provided in the Merger Agreement, extend or otherwise change the Expiration Time or (f) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any shareholders of Pep Boys.

        Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) the Offeror may, and at the request of Pep Boys is required to, extend the Offer on one or more occasions for periods of up to 20 business days per extension (the length of any such extension to be determined by the Offeror (or Icahn Enterprises Holdings on its behalf) in its sole discretion) if at any then-scheduled Expiration Time any of the Offer

Conditions have not been satisfied or waived and (b) the Offeror is required to extend the Offer for any period or periods if required by any law, rule or regulation, including any interpretation or position of the SEC or its staff or the NYSE, applicable to the Offer.

        The Offeror is not, however, required to extend the Offer or the Expiration Time beyond the Termination Date. The Termination Date depends on the reason for the extension of the Offer. The Termination Date is April 30, 2016 unless all the Offer Conditions have been fulfilled or are capable of being fulfilled, except for those related to obtaining antitrust approval, in which case, under certain circumstances, the Termination Date will be extended to December 30, 2016.

        Subject to the terms and conditions of the Merger Agreement and the satisfaction or waiver of the Offer Conditions, the Offeror will be required, as promptly as practicable following the Expiration Time, to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer and will be required, as promptly as practicable, to accept and pay for any Shares validly tendered in a subsequent offering period. The Offeror may, in its sole discretion, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act if there shall not have been validly tendered and not withdrawn that number of Shares necessary to effect a short-form merger of Pep Boys. Subject to its obligations under the Merger Agreement to extend the Offer, under the Merger Agreement, the Offeror will not be required to accept for payment or pay for any tendered Shares in the event that certain Offer Conditions have not been satisfied or waived.

        Subsequent Offering Period.    The Merger Agreement provides that following expiration of the Offer, the Offeror (or Icahn Enterprises Holdings on its behalf) may, in its sole discretion, provide a subsequent offering period or one or more extensions thereof (a "Subsequent Offering Period") in accordance with Rule 14d-11 of the Exchange Act if, as of the commencement of such period, there shall not have been validly tendered (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), and not validly withdrawn pursuant to the Offer, that number of Shares necessary to permit the Merger to be effected without a meeting of Pep Boys' shareholders in accordance with Section 321(d)(1)(ii) of the PBCL. Accordingly, the Merger Agreement provides that the Offeror may commence a Subsequent Offering Period if Icahn Enterprises Holdings, the Offeror and any of their respective subsidiaries or affiliates do not own at least one Share more than 80% of the outstanding Shares (which is the amount of Shares necessary to effect a short-form merger under the PBCL) upon completion of the Offer and the exercise, if any, of the Top-Up Option.

        Recommendation.    Pursuant to the Merger Agreement, Pep Boys has represented that the Pep Boys Board has unanimously, by resolutions duly adopted at a meeting of the directors of Pep Boys duly called and held and not subsequently rescinded or modified in any way, (a) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of Pep Boys and its shareholders, (b) approved the Offer, the Merger and the other Transactions and adopted the Merger Agreement and (c) recommended that the shareholders of Pep Boys accept the Offer and tender their Shares pursuant to the Offer, and if required to consummate the Merger, that Pep Boys' shareholders adopt the Merger Agreement (such recommendations, collectively, the "Company Recommendation").

        Directors.    The Merger Agreement provides that after the acceptance for payment of Shares pursuant to the Offer (such acceptance for payment of Shares following the satisfaction of the Offer Conditions as of the Expiration Time, the "Offer Closing"), and from time to time thereafter up to the Effective Time, Icahn Enterprises Holdings will be entitled to designate the number of directors, rounded up to the next whole number, to the Pep Boys Board that is in the same proportion as the percentage of Shares then owned by Icahn Enterprises Holdings and the Offeror (after giving effect to the Shares purchased pursuant to the Offer), to the total number of Shares then outstanding, multiplied by the number of directors on the Pep Boys Board (giving effect to any increase in the number of directors pursuant to the terms of the Merger Agreement). Pep Boys is required under the

Merger Agreement to cause the individuals designated by Icahn Enterprises Holdings to be elected or appointed to the Pep Boys Board, including either by increasing the size of the Pep Boys Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Icahn Enterprises Holdings to be elected or appointed to the Pep Boys Board, and to take all action necessary to cause the individuals so designated by Icahn Enterprises Holdings to constitute the number of members (rounded to the next whole number) on (a) each committee of the Pep Boys Board and (b) as requested by Icahn Enterprises Holdings, each board of directors of each subsidiary of Pep Boys (and each committee thereof) that represents the same percentage as such individuals represent on Pep Boys Board.

        Top-Up Option.    Pep Boys has granted to the Offeror an option that is irrevocable during the term of the Merger Agreement (the "Top-Up Option") to purchase, at a price per Share equal to the Offer Price, an aggregate number of newly issued Shares equal to the lowest number of Shares that, when added to the aggregate number of Shares owned by Icahn Enterprises Holdings, the Offeror and any of their respective subsidiaries and affiliates immediately prior to the exercise of the Top-Up Option, will constitute one Share more than 80% of the Fully Diluted Shares; provided, that the Top-Up Option is not exercisable to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed Pep Boys' then authorized and unissued Shares and Shares held in the treasury. The Offeror may exercise the Top-Up Option only once, in whole but not in part, at any time after all of the Offer Conditions have been satisfied or waived and the Offeror has accepted for payment all Shares validly tendered in the Offer and not validly withdrawn. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Pennsylvania's "short form" merger statute.

        The Merger.    The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will be merged with and into Pep Boys, and Pep Boys will continue as the surviving corporation. Pep Boys has agreed in the Merger Agreement that if shareholder approval for the Merger is required, Pep Boys will hold a special meeting of its shareholders as promptly as reasonably practicable following the date upon which the proxy or information statement relating to the special meeting of the Pep Boys' shareholders is cleared by the SEC. Icahn Enterprises Holdings and the Offeror have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by Icahn Enterprises Holdings, the Offeror or any of their respective subsidiaries and affiliates will be voted in favor of adoption of the Merger Agreement.

        The Merger Agreement further provides that, notwithstanding the foregoing, if following consummation of the Offer, the exercise of the Top-Up Option, if any, or otherwise, Icahn Enterprises Holdings, the Offeror and any of their respective subsidiaries hold at least one Share more than 80% of the Fully Diluted Shares, each of Icahn Enterprises Holdings, the Offeror and Pep Boys will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following consummation of the Offer, without a special meeting of shareholders.

        Charter, Bylaws, Directors, and Officers.    The Merger Agreement provides that at the Effective Time, the Amended and Restated Articles of Incorporation of Pep Boys will be amended and restated in their entirety to the form of the articles of incorporation of the Offeror immediately prior to the Effective Time (except that the name of the surviving corporation will be "The Pep Boys—Manny, Moe & Jack"), and, as so amended, will be the articles of incorporation of the surviving corporation. From and after the Effective Time, the bylaws of the Offeror will be the bylaws of the surviving corporation (except that the bylaws will be amended to reflect that the name of the surviving corporation is "The Pep Boys—Manny, Moe & Jack"). The Merger Agreement further provides that the directors and officers of the Offeror immediately prior to the Effective Time will be the initial directors and officers of the surviving corporation.

        Conversion of Shares.    The Merger Agreement provides that each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Pep Boys or any of its subsidiaries, or held by shareholders who properly demand and perfect dissenters' rights under the PBCL) will be automatically canceled and converted into the right to receive the Merger Consideration (which is an amount in cash equal to the Offer Price) payable to that holder upon surrender of the certificate formerly representing those Shares, without interest, and subject to any required withholding taxes. The Merger Agreement also provides that at the Effective Time, each Share owned by Icahn Enterprises Holdings, the Offeror or any direct or indirect subsidiary of Pep Boys will be canceled, and no payment will be made with respect to those Shares. In addition, the Merger Agreement provides that at the Effective Time, each share of the Offeror's common stock at the Effective Time will, by virtue of the Merger and without any action on the part of Icahn Enterprises Holdings, the Offeror, Pep Boys or the holder of those shares, be converted into one fully paid and nonassessable share of common stock of the surviving corporation.

        Equity Awards Under Company 2014 Incentive Plan and Company ESPP.    The Merger Agreement provides that each outstanding option under the Company 2014 Incentive Plan, whether or not exercisable or vested, will become fully vested and exercisable at the Effective Time. If the exercise price of any option is equal to or greater than the Merger Consideration, that option will be canceled as of the Effective Time without any consideration being payable in respect of that option, and have no further force and effect. If the exercise price of any option is less than the Merger Consideration, that option will be canceled in exchange for the right to receive, as soon as administratively practicable after the Effective Time, an amount in cash equal to the product of (a) the excess of the Merger Consideration over the exercise price per Share payable under that option multiplied by (b) the number of Shares subject to that option, less any applicable tax withholding.

        The Merger Agreement provides that as of the Effective Time, each Company Restricted Stock Unit (as defined in the Merger Agreement) will vest (to the extent not vested) and will be canceled and converted into the right of the holder to receive, as soon as administratively practicable after the Effective Time, an amount in cash equal to the product of (a) the Merger Consideration and (b) the number of units covered by such Company Restricted Stock Unit that have not been settled or paid immediately prior to the Effective Time, less any applicable tax withholding.

        The Merger Agreement also provides that as of the Effective Time, each Company Performance Stock Unit (as defined in the Merger Agreement) will vest as if the applicable performance goals had been achieved at the target level of performance at the end of the applicable performance period (to the extent not vested) and will be canceled and converted into the right of the holder to receive, as soon as administratively practicable after the Effective Time, an amount in cash equal to the product of (a) the Merger Consideration and (b) the number of vested units covered by such Company Performance Stock Unit that have not been settled or paid immediately prior to the Effective Time, less any applicable tax withholding.

        With respect to the Company ESPP, Pep Boys has suspended the Company ESPP so that no further offering periods will commence after the date of the Merger Agreement. The last offering period under the Company ESPP ended on December 31, 2015. At the Effective Time, all Shares held in the Company ESPP brokerage account, as well as Shares purchased under the last offering period of the Company ESPP, will, as of the Effective Time, be canceled and converted into the right of the holder to receive from the surviving corporation, as soon as administratively practicable after the Effective Time, an amount of cash equal to the product of (a) the Merger Consideration and (b) the total number of Shares purchased under the Company ESPP by such participant, less any applicable tax withholding.

        The Company 2014 Incentive Plan and the Company ESPP will be terminated as of the Effective Time.

        Company Nonqualified Plans.    With respect to notional investments in Shares under the Company Nonqualified Plans, the Merger Agreement provides that those notional investments will, as of the Effective Time, be fully vested, and will, as of the Effective Time, be canceled and converted into the right of the holder to have allocated to the holder's account under the Company Nonqualified Plans an amount denominated in cash equal to the product of (a) the Merger Consideration and (b) the number of Shares deemed to have been invested under or otherwise referenced by such account immediately prior to the Effective Time, less any applicable tax withholding.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by Pep Boys to Icahn Enterprises Holdings and the Offeror and representations and warranties made by Icahn Enterprises Holdings and the Offeror to Pep Boys. The purpose of this summary of the Merger Agreement is to provide Pep Boys' shareholders with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Pep Boys, Icahn Enterprises Holdings or the Offeror made in Pep Boys' public reports filed with the SEC. In particular, the assertions embodied in these representations and warranties are qualified by information in a confidential disclosure letter provided by Pep Boys to Icahn Enterprises Holdings and the Offeror in connection with the signing of the Merger Agreement. This disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk among Pep Boys, Icahn Enterprises Holdings and the Offeror, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not represent the actual state of facts about Pep Boys, Icahn Enterprises Holdings or the Offeror. Pep Boys' shareholders are not third-party beneficiaries of the Merger Agreement (except that prior to the Effective Time, Pep Boys, on behalf of Pep Boys' shareholders, may pursue damages in the event of Icahn Enterprises Holdings' or the Offeror's intentional breach of the Merger Agreement, and after the Effective Time, the shareholders may enforce the provisions in the Merger Agreement relating to the payment of Merger Consideration) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Pep Boys, Icahn Enterprises Holdings, the Offeror or any of their respective subsidiaries or affiliates.

        In the Merger Agreement, Pep Boys has made customary representations and warranties to Icahn Enterprises Holdings and the Offeror with respect to, among other matters, its organization and qualification, organizational documents and subsidiaries, capitalization, authority, conflicts, requested filings and consents, compliance with laws, permits, public filings, disclosure controls and procedures, absence of undisclosed liabilities, absence of certain changes or events (including the absence of a Company Material Adverse Effect (as defined below)), litigation, employee benefit plans, labor matters, intellectual property, tax matters, assets, real property, environmental matters, material contracts, insurance, affiliated transactions, compliance with the Foreign Corrupt Practices Act and similar laws, information to be included in this Offer to Purchase and any other ancillary documents related to the Offer (collectively, the "Offer Documents"), the Schedule 14D-9 and any proxy or information statement to be sent to shareholders in connection with the Merger, the fairness opinion of Pep Boys' financial advisor in connection with the Transactions, Rothschild Inc., brokers' fees, the inapplicability of state takeover laws or restrictive provisions in Pep Boys' governing documents and the Company Recommendation. Each of Icahn Enterprises Holdings and the Offeror has made customary representations and warranties to Pep Boys with respect to, among other matters, organization, authority, conflicts, required filings and consents, litigation, information to be included in the Offer Documents and any proxy or information statement to be sent to shareholders in connection with the Merger, brokers' fees, availability of funds, ownership of the Offeror, non-ownership of any Shares, and required shareholder approvals.

        Some of the representations and warranties in the Merger Agreement made by Pep Boys are qualified as to "materiality" or a "Company Material Adverse Effect." For purposes of the Merger Agreement, "Company Material Adverse Effect" means with respect to Pep Boys, any fact, circumstance, event, change, effect, violation or occurrence that (a) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of Pep Boys and its subsidiaries, taken as a whole, or (b) would prevent or materially impede Pep Boys from consummating the Transactions, other than, for purposes of clause (a) only, none of the following, and no effect arising out of or resulting from the following, will be deemed to be a Company Material Adverse Effect or be considered in determining whether a Company Material Adverse Effect has occurred: (1) changes in general economic, financial market or geopolitical conditions; (2) general changes or developments in any of the industries in which Pep Boys or its subsidiaries operate; (3) the announcement of the Merger Agreement and the Transactions, including any termination of, reduction in or similar materially negative impact on relationships, contractual or otherwise, with any material customers, suppliers, distributors, partners or employees of Pep Boys and its subsidiaries due to the announcement and performance of the Merger Agreement or the identity of the parties, including compliance with the covenants set forth in the Merger Agreement; (4) any actions required under the Merger Agreement to obtain any approval or authorization under the HSR Act for the consummation of the Offer, the Merger or the other Transactions; (5) changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof; (6) any outbreak or escalation of hostilities or war or any act of terrorism; or (7) any failure by Pep Boys to meet any published analyst estimates or expectations of Pep Boys' revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Pep Boys to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account in determining whether there has been a Company Material Adverse Effect); provided further that with respect to clauses (1), (2), (5) and (6), any such fact, circumstance, event, change, effect, violation or occurrence will be taken into account to the extent it has a materially disproportionate adverse impact on Pep Boys and its subsidiaries, taken as a whole, relative to other participants in the industries in which Pep Boys and its subsidiaries operate.

        The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties:

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  with respect to Pep Boys, have been qualified by information set forth in a confidential disclosure letter of Pep Boys provided to Icahn Enterprises Holdings and the Offeror in connection with the execution of the Merger Agreement—the information contained in this disclosure letter modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

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  will not survive consummation of the Merger;

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  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

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  were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and may be subject to other qualifications and limitations agreed upon by such parties, including qualifications as to "materiality" or a "Company Material Adverse Effect" as described above.

        None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Covenants

        Conduct of Business.    The Merger Agreement obligates Pep Boys and its subsidiaries, from the date of the Merger Agreement until the Effective Time or termination of the Merger Agreement pursuant to its terms, to conduct its operations according to its ordinary course of business and in a manner consistent with past practice in all material respects, and to use its reasonable best efforts to preserve substantially intact Pep Boys' and its subsidiaries' business organization, maintain existing relations with customers, suppliers, creditors and business partners that are integral to the operations of their business as presently conducted, and keep available the services of those of their present officers, employees and consultants who are integral to the operation of their business as presently conducted. The Merger Agreement also contains specific restrictive covenants as to certain activities of Pep Boys and its subsidiaries prior to the Effective Time or termination of the Merger Agreement pursuant to its terms which provide that Pep Boys and its subsidiaries will not take certain actions without the prior written consent of Icahn Enterprises Holdings or otherwise as permitted by the Merger Agreement or required by law, including, among other things and subject to certain exceptions: (a) amending its governing documents; (b) issuing or selling its securities or granting options; (c) redeeming, purchasing or otherwise acquiring any of its securities; (d) declaring, authorizing, making or paying any dividend; (e) increasing compensation or other benefits of directors, employees, consultants, independent contractors or executive officers; (f) granting or increasing severance benefits to any director, officer, employee, independent contractor or consultant; (g) entering into or amending any employment agreement with any employee; (h) establishing, adopting entering into or amending any benefit plan or similar arrangement; (i) hiring any executive officer or promoting any person to an executive officer position; (j) hiring or promoting any employee, consultant or independent contractor outside the ordinary course of business; (k) acquiring or agreeing to acquire any other entity or material amount of assets; (l) disposing of or encumbering material properties, rights or assets; (m) taking any action to accelerate the vesting or payment of compensation or benefits under any equity plan; (n) incurring any indebtedness for borrowed money, capitalized lease obligations, guarantees or similar arrangements or obligations or undertakings to maintain or cause to be maintained the financial positions or covenants of others or to purchase the obligations of others; (o) modifying, amending or terminating any material lease; (p) modifying, amending, terminating, waiving claims under or entering into any material contract; (q) making any material changes in methods of accounting; (r) changing or revoking any material income tax election; (s) filing any material amended income tax return; (t) settling or compromising any material liability for income taxes or surrendering any claim for a refund of a material amount of income taxes; (u) changing any material method of tax accounting; (v) settling, compromising, discharging or agreeing to settle any material litigation, investigation, arbitration or proceeding; (w) making any capital expenditures other than in accordance with the annual budget and capital expenditure plan or in the ordinary course of business; (x) adopting a plan of liquidation, dissolution, merger, consolidation restructuring, recapitalization or other reorganization; (y) increasing aggregate inventory beyond $650 million or (z) agreeing to take any of the foregoing actions.

        Shareholder Approval.    If, as a result of the Offer, the exercise of the Top-Up Option, if any, or otherwise, the Offeror directly or indirectly owns one Share more than 80% of the outstanding Shares, Icahn Enterprises Holdings, the Offeror and Pep Boys will consummate the Merger under the short-form merger provisions of the PBCL without prior notice to, or any action by, any other shareholder of Pep Boys as soon as practicable after the Offer Closing, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement. If the Offeror does not acquire at least one Share more than 80% of the outstanding Shares (pursuant to the Offer, the exercise of the Top-Up Option, if any, or otherwise), Icahn Enterprises Holdings and the Offeror will seek approval of the Merger and adoption of the Merger Agreement by Pep Boys' shareholders. Approval of the Merger and adoption of the Merger Agreement requires the affirmative vote of at least a majority of the votes cast by holders of outstanding Shares entitled to vote in thereon, including the Shares owned by Icahn Enterprises Holdings, the Offeror and any of their respective subsidiaries and affiliates. Thus, assuming that the Minimum Condition is satisfied, upon consummation of the Offer, Icahn Enterprises Holdings, the Offeror and their respective subsidiaries and affiliates would own sufficient Shares to enable Icahn Enterprises Holdings and the Offeror, without the affirmative vote of any other shareholder of Pep Boys, to satisfy the shareholder approval requirement to approve the Merger and adopt the Merger Agreement. Pursuant to the Merger Agreement, if the approval of the Merger and adoption of the Merger Agreement by the holders of Shares is required by law (the "Shareholder Approval"), then, in accordance with the articles of incorporation of Pep Boys and applicable law, Pep Boys will, for the purpose of obtaining the Shareholder Approval, duly set a record date for, call, give notice of, convene and hold a special meeting of Pep Boys' shareholders as promptly as reasonably practicable following the date upon which the proxy or information statement relating to the Shareholder Approval is cleared by the SEC. Icahn Enterprises Holdings and the Offeror have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by Icahn Enterprises Holdings or any of its subsidiaries will be voted in favor of adoption of the Merger Agreement.

        No Solicitation.    In the Merger Agreement, Pep Boys has agreed that it will, and will cause its subsidiaries and its and their respective representatives to immediately cease and cause to be terminated all existing discussions or negotiations with respect to any Competing Proposal (as defined below). Under the terms of the Merger Agreement, until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, Pep Boys will not, and will cause its subsidiaries not to, directly or indirectly:

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  solicit, initiate or knowingly facilitate or encourage any Competing Proposal;

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  participate in any negotiations regarding, or furnish to any person any material non-public information with respect to, any Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal;

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  engage in discussions with any person with respect to any Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal;

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  approve or recommend any Competing Proposal;

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  adopt, enter into, or propose publicly to adopt or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar contract relating to any Competing Proposal; or

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  terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar contract to which Pep Boys or any of its subsidiaries is a party, except that Pep Boys or its subsidiaries may waive, if requested by the applicable counterparty, rights under any such contract to the extent necessary to enable the counterparty to make a Competing Proposal.

        Despite these restrictions, if at any time prior to the acceptance for payment of Shares pursuant to the Offer, Pep Boys receives a Competing Proposal that the Pep Boys Board determines in good faith (after consultation with its outside counsel and financial advisor) constitutes or would reasonably be expected to result in a Superior Proposal (as defined below), and which Competing Proposal did not result from a breach of the "No Solicitation" provision of the Merger Agreement, then Pep Boys may furnish confidential information to and discuss and negotiate with the person making that Competing Proposal regarding that Competing Proposal so long as Pep Boys (a) provides notice to Icahn Enterprises Holdings of its intent to furnish information to or enter into discussions with such person, and (b) enters into a confidentiality agreement with that person prior to disclosing any non-public information to that person and provides to Icahn Enterprises Holdings any and all non-public information delivered to that person which was not previously provided to Icahn Enterprises Holdings prior to or substantially concurrent with the time it is provided to such person.

        The Merger Agreement provides that prior to the Effective Time, Pep Boys will (a) keep Icahn Enterprises Holdings reasonably informed in all material respects and on a reasonably current basis of the status and developments (including any material change to the terms thereof) of any Competing Proposal and (b) provide to Icahn Enterprises Holdings within 24 hours after receipt or delivery thereof all drafts of agreements relating to any Competing Proposal and any written proposals containing any material terms of a Competing Proposal or a counterproposal to a Competing Proposal, in each case exchanged between any of Pep Boys or any of its subsidiaries or any of its or their representatives, on the one hand, and the person making any such Competing Proposal or any of its affiliates or any of their representatives, on the other hand.

        If Pep Boys receives a Competing Proposal after the execution of the Merger Agreement that did not result from a breach of the "No Solicitation" provision of the Merger Agreement and the Pep Boys Board determines in good faith (after consultation with its outside counsel and financial advisor) would, if consummated, constitute a Superior Proposal after giving effect to all of the adjustments to the terms of the Merger Agreement that have been offered in writing by Icahn Enterprises Holdings in accordance with the terms of the Merger Agreement, the Pep Boys Board may:

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  effect a Change of Recommendation (as defined in the Merger Agreement); or

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  terminate the Merger Agreement to enter into a definitive agreement with respect to that Superior Proposal, so long as in advance of or concurrently with termination Pep Boys pays the Termination Fee (as defined below) to Icahn Enterprises Holdings in each case, only if the Pep Boys Board determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to do so would be inconsistent with its fiduciary duties under applicable law.

        However, the Pep Boys Board may not effect a Change of Recommendation or terminate the Merger Agreement unless (a) Pep Boys shall have provided prior written notice (a "Company Notice") to Icahn Enterprises Holdings, at least three business days in advance, of its intention to effect a Change of Recommendation or to terminate the Merger Agreement in response to such Superior Proposal, which Company Notice will (1) specify the identity of the party making such Superior Proposal, (2) specify the material terms and conditions of such Superior Proposal and (3) include a copy of the most current version of any proposed definitive agreement(s) with respect to such Superior Proposal, and (b) at or after 5:00 P.M., New York City time, on the third Business Day following the day on which Icahn Enterprises Holdings and the Offeror receive the Company Notice, Pep Boys reaffirms in good faith (after consultation with its outside counsel and financial advisor) that (1) such Competing Proposal continues to constitute a Superior Proposal and (2) the failure to make a Change of Recommendation as a result thereof would be inconsistent with its fiduciary duties under applicable law. Any change in the consideration payable with respect to such Superior Proposal or any other material amendment to the to the terms and conditions of such Superior Proposal will require a new Company Notice and a new two business day period. In determining whether to make a Change of Recommendation or terminate the Merger Agreement, the Pep Boys Board will take into account any changes to the terms of the Merger Agreement as may be proposed in writing by Icahn Enterprises Holdings by 5:00 P.M., New York City time, on the last business day of the three business day period or two business day period, as applicable, in response to a Company Notice, and if requested by Icahn Enterprises Holdings, Pep Boys will, and will cause its representatives to, engage in good faith negotiations with Icahn Enterprises Holdings and its representatives regarding any adjustments to the terms and conditions of the Merger Agreement proposed by Icahn Enterprises Holdings in response to a Company Notice.

        Nothing contained in the Merger Agreement prohibits Pep Boys or the Pep Boys Board from (a) disclosing to Pep Boys' shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (b) making any disclosure to its shareholders if the Pep Boys Board has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable law.

        "Competing Proposal" means any written bona fide proposal made by a third party (other than Icahn Enterprises Holdings or the Offeror or any of their respective subsidiaries) relating to any direct or indirect:

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  acquisition, purchase, sale, license, lease, contribution or disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary of Pep Boys or otherwise) to such person or group of persons (or affiliates thereof) of any business or assets of Pep Boys or its subsidiaries representing or generating 15% or more of the consolidated revenues, net income or assets of Pep Boys and its subsidiaries, taken as a whole;

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  issuance, sale or other disposition to such person or group of persons (or affiliates thereof) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the combined voting power of the Shares;

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  any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the combined voting power of the Shares;

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  any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Pep Boys or any of its subsidiaries in which the other party thereto or its shareholders will own 15% or more of the combined voting power of the parent entity resulting from any such transaction; or

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  combination of the foregoing, in each case other than the Transactions.

        "Superior Proposal" means a Competing Proposal that the Pep Boys Board in good faith determines (after consultation with its outside counsel and financial advisor) would, if consummated, result in a transaction that is more favorable from a financial point of view to Pep Boys' shareholders than the Transactions, after taking into account such factors (including likelihood of termination in light of all financial, regulatory, legal and other aspects of such proposal) as the Pep Boys Board considers to be appropriate; provided that, for purposes of the definition of "Superior Proposal", the references to "15% or more" in the definition of Competing Proposal will be deemed to be references to "all or substantially all."

        Employee Benefits.    For a one year period commencing at the Effective Time, Icahn Enterprises Holdings will cause the compensation and benefits package provided to the employees of Pep Boys and its subsidiaries who become employees of the surviving corporation (the "Company Employees") to be, in the aggregate, not materially less favorable than that provided to such employees as of immediately prior to the Effective Time. Nothing in the Merger Agreement limits the right of Icahn Enterprises Holdings, the surviving corporation, Pep Boys, Pep Boys' subsidiaries or any of their respective affiliates to terminate the employment of any Company Employee at any time following the closing date of the Merger.

        For purposes of eligibility and vesting under the employee benefit plans of Icahn Enterprises Holdings, Pep Boys, Pep Boys subsidiaries or their respective affiliates providing benefits to any Company Employees after the closing of the Merger (the "New Plans"), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee will be credited with his or her years of service with Pep Boys, its subsidiaries and their respective affiliates (and any additional service with any predecessor employer) to the same extent such Company Employee was entitled, before the closing of the Merger, to credit for such service under any similar Company Benefit Plan (as defined in the Merger Agreement), except that no such service credit will result in a duplication of benefits with respect to any service period. In addition, and without limiting the generality of the foregoing: (a) each Company Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (b) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, to the extent permitted under the applicable New Plan, Icahn Enterprises Holdings will cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents and (2) any eligible expenses incurred by such Company Employee and his or her covered dependents under a Company Benefit Plan during the plan year of the New Plan that includes the Effective Time for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements to be applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

        Effective as of the closing of the Merger, Pep Boys will cause to be fully vested all participants in the amounts credited to their accounts under each of the Pep Boys Deferred Compensation Plan, as amended and restated effective as of January 31, 2014, and the Pep Boys Account Plan, as amended and restated effective as of January 1, 2015 (the "Company Nonqualified Plans") to the extent not vested as of the Closing Date, and such plans will be terminated. In connection with the termination of the Company Nonqualified Plans, each participant entitled to receive a benefit under the Company Nonqualified Plans will receive full payment of the total value of the amounts credited to their accounts in a single lump sum cash payment as soon as administratively practicable after the Effective Time.

        The Merger Agreement further provides that the foregoing obligations will not (a) confer upon any Company Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under the Merger Agreement or (b) be treated as an amendment of, or undertaking to amend, any Company Benefit Plan, New Plan or other employee benefit plan, program, agreement or arrangement sponsored by Icahn Enterprises Holdings, the Offeror or Pep Boys.

        Indemnification and Insurance.    The Merger Agreement provides that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current directors and officers of Pep Boys and its subsidiaries as provided in their respective organizational documents or in any written indemnification agreement as in effect as of the date of the Merger Agreement will survive the Merger and will continue in full force and effect. The surviving corporation will, and Icahn Enterprises Holdings will cause the surviving corporation to, indemnify, defend and hold harmless, and advance expenses to such indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, solely to the extent required by: (a) the organizational documents of Pep Boys and its subsidiaries as in effect on the date of the Merger Agreement; and (b) any indemnification agreements of Pep Boys or its subsidiaries or other applicable contract as in effect on the date of the Merger Agreement and listed in the Pep Boys' disclosure letter.

        The Merger Agreement further provides that prior to the Effective Time, Pep Boys will use its reasonable best efforts to (and if Pep Boys is unable to, Icahn Enterprises Holdings will cause the surviving corporation as of the Effective Time to) obtain a six-year pre-paid "tail policy" covering acts or omissions at or prior to the Effective Time with respect to those persons who are currently covered by the current policies of the directors' and officers' liability insurance maintained by Pep Boys (the "D&O Insurance") with coverage levels not materially less favorable to such indemnified persons than those of the D&O Insurance, except that (a) the surviving corporation is not obligated to expend on the "tail" insurance policies an aggregate annual premium in excess of 300% of the aggregate annual premium most recently paid by Pep Boys prior to the date of the Merger Agreement to maintain the D&O Insurance and (b) prior to the closing of the Merger, Pep Boys may not enter into any contract for a "tail" policy without the prior written consent of Icahn Enterprises Holdings (which consent may not be unreasonably withheld, conditioned or delayed). If Pep Boys or the surviving corporation fails to obtain such "tail" insurance policies as of the Effective Time, the surviving corporation is obligated to continue to maintain for a period of at least six years after the Effective Time the current D&O Insurance (or comparable policies) with levels of coverage no less favorable than those provided as of the date of the Merger Agreement, except that neither Icahn Enterprises Holdings nor the surviving corporation is required to pay an aggregate annual premium for such policies of directors' and officers' liability insurance in excess of 300% of the aggregate annual premium most recently paid by Pep Boys prior to the date of the Merger Agreement to maintain such insurance.

        Efforts; Cooperation.    Pursuant to the terms of the Merger Agreement, each of Pep Boys, Icahn Enterprises Holdings and the Offeror will use its reasonable best efforts to consummate the Offer, the Merger and the other Transactions. Each of Pep Boys, Icahn Enterprises Holdings and the Offeror has agreed to make an appropriate filing pursuant to the HSR Act or any other applicable antitrust law with respect to the Transactions as promptly as practicable and in any event on or before the fifth business day after the date of the Merger Agreement and to respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act or any other applicable antitrust law and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or obtain other necessary approvals as soon as practicable. See Section 15—"Certain Legal Matters; Regulatory Approvals" under subsection "U.S. Antitrust Compliance."

        Further, the Merger Agreement provides that each of Pep Boys, on the one hand, and Icahn Enterprises Holdings and the Offeror, on the other hand, will use reasonable best efforts to (a) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (b) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "DOJ") or any other U.S. or foreign governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, and (c) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other governmental entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable governmental entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. Absent mutual consent, neither Icahn Enterprises Holdings nor Pep Boys will have the right to determine whether to enter into any agreement with any applicable governmental entity extending additional time for the review of the Transactions under the HSR Act or any other antitrust law.

        If any objections are asserted with respect to the Transactions under any antitrust law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable governmental entity or any private party challenging any of the Transactions as violative of any antitrust law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, Icahn Enterprises Holdings and Pep Boys have agreed to use their respective best efforts to resolve such objections or suits so as to permit consummation of the Transactions, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other Transactions, including agreeing to any structural or conduct relief relating to the assets of Icahn Enterprises Holdings, its subsidiaries and its affiliates or Pep Boys, its subsidiaries and its affiliates or, at the request of Pep Boys, to litigate. Without excluding other possibilities, the Transactions will be deemed to be materially delayed if unresolved objections or legal proceedings delay or would reasonably be expected to delay the consummation of the Transactions beyond the date which is 6 months from the date of the Merger Agreement.

        Anti-Takeover Statutes.    If any of the provisions of Subchapter D (specifically Section 2538), Subchapter E, Subchapter F, Subchapter G, Subchapter H, Subchapter I and Subchapter J of Chapter 25 of the PBCL (each, an "Anti-Takeover Statute") is or may become applicable to any Transaction, then each party has agreed to take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement, and otherwise act to render the Anti-Takeover Statute inapplicable to the Transactions.

        Securityholder Litigation.    Pep Boys has agreed to give Icahn Enterprises Holdings the opportunity to participate in, but not control, the defense and settlement of any securityholder litigation against Pep Boys or its directors relating to the Transactions, and no such settlement will be agreed to without Icahn Enterprises Holding's prior written consent (which consent will not be unreasonably withheld or delayed). In the event that any securityholder litigation related to the Transactions is brought against Icahn Enterprises Holdings or its directors, Icahn Enterprises Holdings will promptly notify Pep Boys of such litigation, keep Pep Boys informed on a current basis with respect to the status thereof and give Pep Boys the opportunity to participate in, but not control, the defense and settlement of any such litigation.

        Notification of Certain Matters.    Each party will promptly notify the other if any of the following occur after the date of the Merger Agreement: (a) receipt by a party or any affiliate thereof of any written notice or other communication from any third person alleging that the consent or approval of such third person is or may be required in connection with the Transactions; (b) receipt by a party or any affiliate thereof of any notice or other communication from any governmental entity (including the NYSE) in connection with the Transactions; (c) any actions or claims commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries or affiliates that relate to the Transactions; or (d) the discovery of a fact or circumstance or the occurrence or non-occurrence of an event which would or would be reasonably likely to (1) prevent, materially delay or materially impede the consummation of the Offer or (2) result in the failure of any Offer Condition to be satisfied, except that the delivery of any such notice will not (x) cure any breach of, or non-compliance with, any other provision of the Merger Agreement or (y) limit the remedies available to the party receiving such notice.

        Conditions to Consummation of the Merger.    Pursuant to the Merger Agreement, the respective obligations of Pep Boys, Icahn Enterprises Holdings and the Offeror to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time, unless waived (other than the first condition set forth below, which may not be waived) in writing by each of Pep Boys, Icahn Enterprises Holdings and the Offeror:

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  if required by applicable law, the Shareholder Approval shall have been obtained;

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  the Offeror shall have previously accepted for payment and paid for all Shares validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any Subsequent Offering Period provided by the Offeror pursuant to the Merger Agreement); and

  •
  no governmental entity shall have enacted, issued, promulgated, enforced or entered any law that is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing the consummation of the Merger.

        Icahn Enterprises Holdings and the Offeror have agreed pursuant to the Merger Agreement that all Shares owned by Icahn Enterprises Holdings or any of its subsidiaries will be voted in favor of adoption of the Merger Agreement.

        Termination.    The Merger Agreement provides that it may be terminated, and the Offer may be abandoned at any time prior to the Offer Closing and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Pep Boys, as applicable, as follows:

          (a)   by mutual written consent of Icahn Enterprises Holdings and Pep Boys;

          (b)   by either Pep Boys or Icahn Enterprises Holdings if the Offer Closing shall not have occurred on or before April 30, 2016 (the "Termination Date"), except that if on the Termination Date, the Offer Conditions set forth in clause (a) or (d) (but for purposes of clause (d) only if such restraint or prohibition is attributable to an antitrust law) of Section 13—"Conditions to the Offer" shall not have been fulfilled, but all other Offer Conditions shall be or shall be capable of being fulfilled, then the Termination Date will be extended to December 30, 2016;

          (c)   by either Pep Boys or Icahn Enterprises Holdings if any governmental entity shall have enacted, issued, promulgated, enforced or entered any law that is in effect and which makes the Offer, the Merger or the other Transactions illegal or otherwise prohibits or prevents the consummation of the Offer, the Merger or the other Transactions, and such law, in each case, shall have become final and nonappealable;

          (d)   by Pep Boys, if, prior to the Offer Closing, Icahn Enterprises Holdings or the Offeror shall have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would reasonably be expected to have a material adverse effect on the ability of Icahn Enterprises Holdings or the Offeror to perform their respective obligations under the Merger Agreement and (2) has not been or is incapable of being cured by Icahn Enterprises Holdings or the Offeror, as the case may be, within the earlier of (A) the Termination Date and (B) 30 days after its receipt of written notice thereof from Pep Boys, except that the failure to pay any consideration when due under the Merger Agreement is not entitled to a cure period;

          (e)   by Icahn Enterprises Holdings, if, prior to the Offer Closing, Pep Boys shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would give rise to the failure of a condition set forth in clause (b) or (c) of Section 13—"Conditions to the Offer" and (2) has not been or is incapable of being cured by Pep Boys within the earlier of (A) the Termination Date and (B) 30 days after its receipt of written notice thereof from Icahn Enterprises Holdings;

          (f)    by Icahn Enterprises Holdings, if, prior to the Offer Closing, (1) a Change of Recommendation shall have occurred or (2) Pep Boys shall have violated or breached in any material respect any of its obligations under the "No Solicitation" provision of the Merger Agreement; or

          (g)   by Pep Boys prior to the Offer Closing in order to accept a Superior Proposal (as described under "No Solicitation" above), but only if Pep Boys has complied with its obligations under the "No Solicitation" provision of the Merger Agreement and has paid, or pays substantially concurrently with such termination, the Termination Fee (as defined below).

        No party will have the right to exercise any termination right listed above if such party is in material breach of its obligations under the Merger Agreement or the failure of such party to fulfill its obligations or comply with its covenants under the Merger Agreement is the cause of or resulted in the failure to satisfy any condition to the obligations of either party under the Merger Agreement.

        Effect of Termination.    If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no effect without liability of any party, except that obligations regarding payment of the termination fee described below and confidentiality and the general provisions in Article XI of the Merger Agreement will remain in full force and effect and survive any termination of the Merger Agreement. In addition, termination will not relieve any party to the Merger Agreement from liability in connection with any fraud or willful breach with respect to any of such party's representations, warranties, covenants or other agreements set forth in the Merger Agreement.

        Fees and Expenses.    Except as described below, each party to the Merger Agreement will bear its own expenses in connection with the Merger Agreement, whether or not the Offer or the Merger is consummated.

        Icahn Enterprises Holdings and Pep Boys have agreed to share equally the expenses incurred in connection with the filing, printing and mailing of the Offer Documents, the Schedule 14D-9 and a proxy statement (if any) (including SEC filing fees), and Icahn Enterprises Holdings has agreed to pay the filing fees for the premerger notification and report forms under the HSR Act.

        Pep Boys has agreed to remimburse the Offeror the $39,500,000 fee paid by the Offeror, on behalf and at the request of, and as an accomadation to, Pep Boys, to Bridgestone concurrently with the termination of the Bridgestone Agreement (the "Reimbursement") by wire transfer of immediately available funds in the event that the Merger Agreement is terminated at any time by Pep Boys or Icahn Enterprises Holdings. However, Pep Boys will not be required to pay the Reimbursement to the Offeror if the Merger Agreement is terminated by (a) Pep Boys or Icahn Enterprises Holdings pursuant to paragraph (b) described under "Termination" above and on the Termination Date (as extended, if applicable), the Offer Conditions set forth in clause (a) or (d) (but for purposes of clause (d) only if such restraint or prohibition is attributable to an antitrust law) of Section 13—"Conditions to the Offer" shall not have been fulfilled, but all other Offer Conditions shall be or shall be capable of being fulfilled or (b) Pep Boys pursuant to paragraph (d) described under "Termination" above.

        Pep Boys has agreed to pay to Icahn Enterprises Holdings a termination fee of $39,500,000 (the "Termination Fee") by wire transfer of immediately available funds in the event that the Merger Agreement is terminated:

          (a)   by either Pep Boys or Icahn Enterprises Holdings pursuant to paragraph (b) or paragraph (e) described under "Termination" above and, prior to such termination, a Competing Proposal has been publicly proposed or disclosed, and, in each case, not publicly withdrawn at the time of the termination;

          (b)   by Icahn Enterprises Holdings pursuant to paragraph (f)(1) described under "Termination" above;

          (c)   by Icahn Enterprises Holdings pursuant to paragraph (f)(2) described under "Termination" above; or

          (d)   by Pep Boys pursuant to paragraph (g) described under "Termination" above.

        However, (1) no Termination Fee will be payable by Pep Boys pursuant to clause (a) or (c) above unless and until within 12 months of such termination Pep Boys or any of its subsidiaries enters into a definitive agreement relating to any Competing Proposal or consummates the transactions contemplated by any Competing Proposal, in which case such Termination Fee will be paid upon the earlier to occur of Pep Boys' or its subsidiary's entry into a definitive agreement with respect to the Competing Proposal or the consummation of the transactions contemplated by the Competing Proposal and (2) in the case of clause (d) above, the third party that will enter into a definitive agreement with respect to such Superior Proposal is required to pay the Termination Fee and reimbursement to the Offeror prior to the effectiveness of such definitive agreement.

        Amendment.    The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective board of directors, at any time before or after the Offer Closing or approval of the matters presented in connection with the Merger by the shareholders of Pep Boys, but, after any such approval, no amendment will be made which would require further approval by such shareholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        Waiver.    The Merger Agreement provides that, at any time prior to the Effective Time, any party thereto may (a) extend the time for the performance of any of the covenants, obligations or other acts of any other party or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

        Effects of Inability to Consummate the Merger.    If, following the consummation of the Offer, the Merger is not consummated for any reason (see—"The Merger Agreement—Conditions to Consummation of the Merger"), Icahn Enterprises Holdings, which directly owns 100% of the common stock of the Offeror, will indirectly control the number of Shares acquired by the Offeror pursuant to the Offer, as well as any other Shares held by Icahn Enterprises Holdings or its subsidiaries. Under the Merger Agreement, effective upon the Offeror's acceptance of Shares for payment pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Pep Boys has agreed to cause a pro rata portion (based on the percentage of outstanding shares acquired by the Offeror) of the directors of Pep Boys to consist of persons designated by Icahn Enterprises Holdings (see "The Merger Agreement—Directors"). As a result of its ownership of those Shares and right to designate nominees for election to the Pep Boys Board, Icahn Enterprises Holdings indirectly will be able to control decisions of the Pep Boys Board and the decisions of the Offeror as a shareholder of Pep Boys. This concentration of control in one shareholder may adversely affect the market value of the Shares.

        If Icahn Enterprises Holdings controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, Pep Boys' shareholders, other than those affiliated with Icahn Enterprises Holdings, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

12.   Source and amount of funds

        The Offeror will need approximately $1,091 million to purchase all Shares validly tendered in the Offer (and not validly withdrawn), to cash out all outstanding equity awards to acquire Shares, to pay fees and expenses related to the Offer and the Merger and to complete the Merger and to pay the consideration in respect of Shares converted in the Merger into the right to receive the Merger

Consideration. The Offeror will obtain such funds from cash and cash equivalents on hand and from the ability to realize cash upon sale of liquid securities.

        We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all of the issued and outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger and (d) we have all of the financial resources necessary to purchase all Shares validly tendered and not validly withdrawn in the Offer and to acquire all remaining outstanding Shares in the Merger.

13.   Conditions of the Offer

        Notwithstanding any other term of the Offer, the Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered pursuant to the Offer, if at the Expiration Time any of the following conditions have not been satisfied or, to the extent permitted, waived:

          (a)   the Minimum Condition shall have been satisfied;

          (b)   any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated;

          (c)   (1) certain representations and warranties of Pep Boys with respect to its capitalization shall be true and correct in all respects (except for any de minimis inaccuracies) at and as of the Expiration Time as though made at and as of the Expiration Time, (2) the representations and warranties of Pep Boys with respect to its organization, qualification, authority and the opinion of Rothschild Inc. shall be true and correct in all material respects at and as of the Expiration Time as if made at and as of the Expiration Time (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), and (3) all other representations and warranties of Pep Boys contained in the Merger Agreement shall be true and correct (disregarding all qualifications or limitations as to "materiality", "Company Material Adverse Effect" or words of similar import) at and as of the Expiration Time as if made at and as of the Expiration Time (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), except with respect to this clause (3), where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

          (d)   Pep Boys shall have performed or complied in all material respects with each agreement and covenant to be performed or complied with by it under the Merger Agreement at or prior to the Expiration Time;

          (e)   no governmental entity shall have enacted, issued, promulgated, enforced or entered any law that is in effect and which has the effect of making the Offer, the exercise of the Top-Up Option, the Merger or the other Transactions illegal or otherwise prohibiting or preventing the consummation of the Offer, the Top-Up Option, the Merger or the other Transactions;

          (f)    no Company Material Adverse Effect shall have occurred since the date of the Merger Agreement;

          (g)   the Offeror shall have received a certificate of Pep Boys, executed by the chief executive officer of Pep Boys, dated as of the date of the Expiration Time, to the effect that the conditions set forth in clauses (c), (d) and (f) of this Section 13—"Conditions of the Offer" have been satisfied; and

          (h)   the Merger Agreement shall not have been terminated in accordance with its terms.

        The Merger Agreement provides that the foregoing conditions are for the sole benefit of Icahn Enterprises Holdings and the Offeror and, except for the Minimum Condition, may be waived by Icahn Enterprises Holdings or the Offeror, in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Merger Agreement. See Section 1—"Terms of the Offer" and Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents—The Merger Agreement—The Offer."

14.   Dividends and distributions

        Pep Boys has not declared or paid cash dividends on its common stock since January 29, 2012.

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, Pep Boys will not, and will not permit any of its subsidiaries to, without the prior consent of Icahn Enterprises Holdings, declare, authorize, make or pay any dividends or other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock (other than dividends or distributions by a direct or indirect wholly owned subsidiary of Pep Boys to Pep Boys or any wholly owned subsidiary of Pep Boys in the ordinary course of business). See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents—The Merger Agreement—Covenants."

15.   Certain legal matters; Regulatory Approvals

        General.    Except as otherwise set forth in this Offer to Purchase, based on Icahn Enterprises Holding's and the Offeror's review of publicly available filings by Pep Boys with the SEC and other information regarding Pep Boys, Icahn Enterprises Holdings and the Offeror are not aware of any licenses or other regulatory permits which appear to be material to the business of Pep Boys and which might be adversely affected by the acquisition of Shares by the Offeror or Icahn Enterprises Holdings pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Offeror, or Icahn Enterprises Holdings pursuant to the Offer. In addition, except as set forth below, Icahn Enterprises Holdings and the Offeror are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Icahn Enterprises Holding's and the Offeror's acquisition or ownership of the Shares. Should any such approval or other action be required, Icahn Enterprises Holdings and the Offeror currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents—The Merger Agreement—Termination", Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents—The Merger Agreement—Further Action; Efforts" and Section 13—"Conditions of the Offer."

        U.S. Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the DOJ and certain waiting period requirements have been satisfied.

        It is a condition to the Offeror's obligation to accept for payment and pay for Shares tendered pursuant to the Offer that the waiting period (and any extension of the waiting period) applicable to the Offer under the HSR Act shall have expired or been terminated. Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by Carl C. Icahn, as the ultimate parent entity of Icahn Enterprises Holdings, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust

Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. If within the 15 calendar day waiting period either the FTC or the DOJ were to issue a request for additional documentary material or information (a "Second Request"), the waiting period with respect to the Transactions would be extended until ten calendar days following the date of substantial compliance by Icahn Enterprises with that request, unless the FTC or the DOJ terminated the additional waiting period before its expiration. After the expiration of the ten calendar day waiting period, the waiting period could be extended only by court order or with consent of Icahn Enterprises. In practice, complying with a Second Request can take a significant period of time. If the HSR Act waiting period expired or was terminated, completion of the Merger would not require an additional filing under the HSR Act if the Offeror owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Transactions expired or was terminated.

        The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of Pep Boys. At any time before or after the Offeror's acceptance for payment of Shares pursuant to the Offer, if the DOJ or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the DOJ have the authority to challenge the Transactions by seeking a federal court order enjoining the Transactions or, if Shares have already been acquired, requiring disposition of those Shares, or the divestiture of substantial assets of the Offeror, Pep Boys, or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the DOJ or any state or any other person, the Offeror may not be obligated to consummate the Offer or the Merger. See Section 13—"Conditions of the Offer."

        Carl C. Icahn, as the ultimate parent entity of Icahn Enterprises Holdings, filed a Premerger Notification and Report Form on December 4, 2015. Pep Boys filed a Premerger Notification and Report Form on December 21, 2015. On December 23, 2015, the parties were informed that the FTC granted early termination of the waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement.

        State Takeover Laws.    Pep Boys is incorporated under the laws of Pennsylvania. The Pennsylvania Takeover Disclosure Law ("PTDL") purports to regulate certain attempts to acquire a corporation which (a) is organized under the laws of Pennsylvania or (b) has its principal place of business and substantial assets located in Pennsylvania. In Crane Co. v. Lam, the United States District Court for the Eastern District of Pennsylvania preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder. Section 8(a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its shareholders, if at the time such recommendation is first communicated to shareholders, the Offeror files with the Pennsylvania Securities Commission ("PSC") a copy of the Schedule TO and certain other information and materials, including an undertaking to notify shareholders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offering and which is available for inspection at the PSC's principal office during business hours. Pep Boys' Board has unanimously (a) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of the Pep Boys and its shareholders, (b) approved the Offer, the Merger and the other Transactions and adopted the Merger Agreement and (c) recommended that Pep Boys' shareholders accept the Offer and tender their Shares pursuant to the Offer, and if required to consummate the Merger, that Pep Boys' shareholders adopt the Merger Agreement. While reserving and not waiving its right to challenge the validity of the PTDL or its applicability to the Offer, the

Offeror is making a Section 8(a) filing with the PSC in order to qualify for the exemption from the PTDL. Pursuant to Section 10 of the PTDL, the Offeror will submit the appropriate $100 notice filing fee along with the Section 8(a) filing. Additional information about the Offer has been filed with the PSC pursuant to the PTDL and should be available for inspection at the PSC's office at 17 North Second Street, Suite 1300, Harrisburg, Pennsylvania 17101 during business hours.

        Chapter 25 of the PBCL contains other provisions relating generally to takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as Pep Boys that have a class or series of shares entitled to vote generally in the election of directors of a corporation registered under the Exchange Act (a "registered corporation"). The following discussion is a general and abbreviated summary of certain features of such chapter, is not intended to be complete or to completely address potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to Chapter 25 of the PBCL.

        In addition to other provisions not applicable to the Offer or the Merger, Subchapter 25D of the PBCL includes provisions requiring approval of a merger of a registered corporation with an "interested shareholder" in which the "interested shareholder" is treated differently from other shareholders, by the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction without counting the votes of the interested shareholder. This disinterested shareholder approval requirement is not applicable to a transaction (1) approved by a majority of disinterested directors, (2) in which the consideration to be received by shareholders is not less than the highest amount paid by the interested shareholder in acquiring his shares, or (3) effected without submitting the merger to a vote of shareholders as permitted in Section 321(d)(1)(ii) of the PBCL. Pep Boys has represented to Icahn Enterprises Holdings and the Offeror in the Merger Agreement that it has taken any and all action necessary to render the provisions of Subchapter D inapplicable to Icahn Enterprises Holdings, the Offeror and their respective affiliates, and to the Merger Agreement and the Transactions.

        Subchapter 25E of the PBCL provides that, in the event that a purchaser (or a group of related persons, or any other person or group of related persons) were to acquire Shares representing at least 20% of the voting power of Pep Boys, in connection with the Offer or otherwise (a "Control Transaction"), shareholders of Pep Boys would have the right to demand "fair value" of such shareholders' Shares and to be paid such fair value upon compliance with the requirements of Subchapter 25E. Under Subchapter 25E, "fair value" may not be less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the Control Transaction, plus an increment, if any, representing any value, including, without limitation, any proportion of value payable for acquisition of control of Pep Boys, that may not be reflected in such price. Pep Boys has represented to Icahn Enterprises Holdings and the Offeror in the Merger Agreement that it has taken any and all action necessary to render the provisions of Subchapter E inapplicable to Icahn Enterprises Holdings, the Offeror and their respective affiliates, and to the Merger Agreement and the Transactions. Pep Boys has indicated to us that, by virtue of an amendment to Pep Boys' bylaws on March 2, 1984, Subchapter 25E of the PBCL has been rendered inapplicable to Pep Boys.

        Subchapter 25F of the PBCL prohibits under certain circumstances certain "business combinations," including mergers and sales or pledges of significant assets, of a registered corporation with an "interested shareholder" for a period of five years. Subchapter 25F exempts, among other things, business combinations approved by the board of directors prior to a shareholder becoming an interested shareholder. Pep Boys' Board approved the Merger Agreement and the transactions thereunder prior to the time the Merger Agreement was executed and Pep Boys has represented to Icahn Enterprises Holdings and the Offeror in the Merger Agreement that it has taken any and all action necessary to render the provisions of Subchapter F inapplicable to Icahn Enterprises Holdings, the Offeror and their respective affiliates, and to the Merger Agreement and the Transactions.

        Subchapter 25G of the PBCL, relating to "control-share acquisitions," prevents under certain circumstances the owner of a control-share block of shares of a registered corporation from voting such shares unless a majority of both the "disinterested" shares and all voting shares approve such voting rights. Failure to obtain such approval may result in a forced sale by the control-share owner of the control-share block to the corporation at a possible loss. Pep Boys has represented to Icahn Enterprises Holdings and the Offeror in the Merger Agreement that it has taken any and all action necessary to render the provisions of Subchapter G inapplicable to Icahn Enterprises Holdings, the Offeror and their respective affiliates, and to the Merger Agreement and the Transactions. Pep Boys has indicated to us that, by virtue of an amendment to Pep Boys' bylaws on June 18, 1990, Subchapter 25G of the PBCL has been rendered inapplicable to Pep Boys.

        Subchapter 25H of the PBCL, relating to profit disgorgement by certain controlling shareholders of a registered corporation following attempts to acquire control, provides that under certain circumstances any profit realized by a controlling person from the disposition of shares of the corporation to any person (including to the corporation under Subchapter 25G or otherwise) will be recoverable by the corporation. Pep Boys has represented to Icahn Enterprises Holdings and the Offeror in the Merger Agreement that it has taken any and all action necessary to render the provisions of Subchapter H (solely with respect to such actions taken by the Pep Boys Board pursuant to Section 2571(b)(7) and not the shareholders) inapplicable to Icahn Enterprises Holdings, the Offeror and their respective affiliates, and to the Merger Agreement and the Transactions.

        Subchapter 25I of the PBCL entitles "eligible employees" of a registered corporation to a lump sum payment of severance compensation under certain circumstances if the employee is terminated, other than for willful misconduct, within 90 days before voting rights lost as a result of a control-share acquisition are restored by a vote of disinterested shareholders pursuant to Subchapter 25G. Subchapter 25J of the PBCL provides protection against termination or impairment under certain circumstances of "covered labor contracts" of a registered corporation as a result of a "business combination transaction" if the business operation to which the covered labor contract relates was owned by the registered corporation at the time voting rights are restored by shareholder vote after a control-share acquisition. Pep Boys has represented to Icahn Enterprises Holdings and the Offeror in the Merger Agreement that it has taken any and all action necessary to render the provisions of Subchapters 25I and 25J of the PBCL inapplicable to Icahn Enterprises Holdings, the Offeror and their respective affiliates, and to the Merger Agreement and the Transactions. Pep Boys has indicated to us that, by virtue of an amendment to Pep Boys' bylaws on June 18, 1990, Subchapters 25I and 25J of the PBCL have been rendered inapplicable to Pep Boys.

        Section 2504 of the PBCL provides that the applicability of Chapter 25 of the PBCL to a registered corporation having a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act or otherwise satisfying the definition of a registered corporation under Section 2502(1) of the PBCL will terminate immediately upon the termination of the status of the corporation as a registered corporation. The purchase of a substantial number of Shares pursuant to the Offer may result in Pep Boys being able to terminate its Exchange Act registration.

        A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

        Pep Boys, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 13—"Conditions of the Offer."

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Icahn Enterprises Holdings nor the Offeror believes that Rule 13e-3 will be applicable to the Merger.

16.   Dissenters' rights.

        No dissenters' rights are available with respect to Shares tendered and accepted for purchase in the Offer. However, if the Merger is consummated, shareholders who do not tender their Shares in the Offer and who do not vote for adoption of the Merger Agreement will have certain rights pursuant to the provisions of Subchapter 15D the PBCL or any successor or replacement provision to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares, in lieu of the right to receive the Offer Price. The shareholders will only be entitled to dissenters' rights in the Merger if (a) as a result of the Offer, the Offeror effects a short-form merger or (b) prior to the Merger, the Shares are no longer listed on the NYSE or another securities exchange and the Shares are held beneficially and of record by 2,000 persons or less. Such rights to demand appraisal, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the Effective Time (excluding any element of value in anticipation of the Merger), required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The fair value so determined could be more or less than the per Share Offer Price.

        In circumstances in which dissenters' rights are applicable, if any holder of Shares who demands appraisal under the PBCL fails to perfect, effectively withdraws or loses his rights to appraisal and payment, in accordance with the procedures of Subchapter 15D of the PBCL, each Share held by such shareholder will be converted into the right to receive the Offer Price, without interest, and less any withholding taxes.

        The foregoing discussion is not a complete statement of law pertaining to dissenters' rights under the PBCL and is qualified in its entirety by the full text of Subchapter 15D of the PBCL.

        You cannot exercise dissenters' rights at this time. The information set forth above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you are entitled to dissenters' rights in connection with the Merger, you will receive additional information concerning dissenters' rights and the procedures to be followed in connection therewith, including the text of the relevant provisions of the PBCL, before you have to take any action relating thereto.

        If you sell your Shares in the Offer, you will not be entitled to exercise dissenters' rights with respect to your Shares but, rather, will receive the Offer Price therefor.

17.   Fees and expenses

        The Offeror has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and the Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, neither Icahn Enterprises Holdings nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by the Offeror, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

18.   Miscellaneous

        The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, the Offeror will use its reasonable best efforts to comply with that state statute or seek to have that statute declared inapplicable to the Offer. If, after such efforts, the Offeror cannot comply with the state statute, the Offeror will not make the Offer to, nor will the Offeror accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offeror will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        The Offeror and Icahn Enterprises Holdings have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—"Certain Information Concerning Pep Boys—Available Information."

        No person has been authorized to give any information or make any representation on behalf of Icahn Enterprises Holdings or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Icahn Enterprises Holdings, the Offeror, Pep Boys or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Icahn Enterprises Holdings IEP Parts Acquisition LLC

January 5, 2016

 Schedule A

Executive Officer(s) and Director(s) of
IEP Parts Acquisition LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises L.P., Icahn Enterprises G.P. Inc. and Beckton Corp.

        The name and positions of the executive officers and directors of IEP Parts Acquisition LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises L.P., Icahn Enterprises G.P. and Beckton, Corp. are set forth below. The following sets forth with respect to each executive officer and director such person's (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name and principal business of any business corporation or other organization in which such occupation, position, office or employment was carried on. Each such executive officer and/or director: (i) is a citizen of the United States of America; and (ii) has a principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York, 10153, where the business phone number is (212) 702-4300.

IEP Parts Acquisition LLC
Icahn Enterprises Holdings L.P.—Member

Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc.—General Partner

Icahn Enterprises L.P.
Icahn Enterprises G.P. Inc.—General Partner

Icahn Enterprises G.P. Inc.
Carl C. Icahn—Chairman of the Board
Jack G. Wasserman—Director
James L. Nelson—Director
William A. Leidesdorf—Director
Keith Cozza—President; Chief Executive Officer and Director
SungHwan Cho—Chief Financial Officer and Director
Peter Reck—Chief Accounting Officer

Beckton Corp.
Carl C. Icahn—Chairman of the Board; President
Jordan Bleznick—Vice President/Taxes*
Keith Cozza—Secretary; Treasurer

        Carl C. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn's principal occupation is managing private investment funds, including Icahn Partners LP and Icahn Partners Master Fund LP. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, metals, railcar, gaming, mining, food packaging, real estate and home fashion). Mr. Icahn has been: chairman of the board of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; chairman of the board of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since June 2012; chairman of the board of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; and

President and a member of the executive committee of XO Holdings, a competitive provider of telecom services, since September 2011, and chairman of the board and a director of its predecessors since January 2003. Mr. Icahn was previously: director of Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from December 2007 to May 2015, and the non-executive chairman of the board of Federal-Mogul from January 2008 to May 2015; chairman of the board and a director of American Railcar Industries, Inc., a railcar manufacturing company, from 1994 to July 2014; a director of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from June 2004 to November 2013; a director of WestPoint Home LLC, a home textiles manufacturer, from October 2005 until December 2011; and a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, from July 1993 to July 2010. Mr. Icahn received his B.A. from Princeton University.

        William A. Leidesdorf has served as a director and member of the audit committee of the general partner of Icahn Enterprises L.P. since March 1991. Since May 2014, Mr. Leidesdorf has served as a director and member of the audit committee of Icahn Enterprises L.P.'s subsidiary, Tropicana Entertainment Inc. Previously, Mr. Leidesdorf served as a director and member of the audit committee of our former operating subsidiary, American Entertainment Properties Corp., from December 2003 to March 2013. Mr. Leidesdorf has served as a director for a variety of companies, including Renco Steel, and, during its bankruptcy, its subsidiary, WCI Steel, Inc., a steel producer which filed for Chapter 11 bankruptcy protection and Simpson Housing Limited Partnership, a privately held real estate investment trust. Mr. Leidesdorf was an owner and a managing director of Renaissance Housing, LLC, and a company primarily engaged in the acquisition of multifamily housing and from 2008 until April 2015, the owner and managing director of Renaissance Hamptons Mayfair, LLC, a company primarily engaged in acquiring multifamily residential properties. From 2008 until December 2014, Mr. Leidesdorf was a principal in Bedrock Investment Management Group, LLC, a company engaged in the acquisition of troubled residential subdivisions. Mr. Leidesdorf brings to his service as a director his significant business experience and leadership role as a director in various companies including certain of our subsidiaries. His experience has enabled him to understand the complex business and financial issues that companies may face. Mr. Leidesdorf has also had experience with large-scale real estate workouts and has been responsible for managing real estate portfolios for a number of institutions, including responsibility for audits and compliance with various federal and state regulatory authorities.

        James L. Nelson has served as a director and member of the audit committee of the general partner of Icahn Enterprises L.P. since June 2001. Mr. Nelson served as a director and member of the audit committee of Tropicana Entertainment Inc. from March 2010 to May 2014, a director of Viskase Companies, Inc. from April 2003 through April 2010, subsidiaries of Icahn Enterprises L.P. From April 2008 to November 2012, Mr. Nelson served as a director and as Chairman of the audit committee of the board of directors of Cequel Communications, an owner and operator of a large cable television system. From April 2010 through November 2013, Mr. Nelson served as a director and member of the audit committee of Take Two Interactive Software, Inc. a publisher, developer, and distributor of video games and video game peripherals, a company in which Carl C. Icahn previously had an interest through the ownership of securities. From May 2013 to April 2014, Mr. Nelson was a director and member of the Governance and Nominating Committee of Single Touch Systems, Inc. From June 2011 through September 2015, Mr. Nelson served as a director and member of the compensation, governance and strategic alternatives committees of Voltari Corporation (a company in which Mr. Icahn has an interest) and, from January 2012 through September 2015, Chairman of its Board of Directors. From November 2013 through August 2014, Mr. Nelson served as a director of VII Peaks Co-Optivist Income BDC II, Inc., an externally managed, closed-end management investment company. From April 2014 to August 2014, Mr. Nelson served as a director of Ubiquity Broadcasting Corporation, a vertically integrated, technology-focused media company. Since April 2014, Mr. Nelson has served as a director of Herbalife Ltd., a nutrition company in which Mr. Icahn holds a non-controlling interest through the ownership of securities. Since November 2015, Mr. Nelson has served as a director of New York REIT, Inc., a publicly traded real estate investment trust focused on acquiring and operating commercial real estate in New York City. Mr. Nelson brings to his service as a director his significant experience and leadership roles serving as Chief Executive Officer, Director and Chairman of the audit committee of various companies.

        Jack G. Wasserman has served as a director of the general partner of Icahn Enterprises L.P. since December 1993 and is Chairman of its audit committee. Since December 2003, Mr. Wasserman has served as a director and Chairman of the audit committee of several of our operating segments including American Entertainment Properties Corp. from December 2003 to March 2013. Mr. Wasserman is an attorney and a member of the Bars of New York, Florida and the District of Columbia. From 1966 until 2001, he was a senior partner of Wasserman, Schneider, Babb & Reed, a New York-based law firm, and its predecessors. Since September 2001, Mr. Wasserman has been engaged in the practice of law as a sole practitioner. Since December 1998, Mr. Wasserman has also served as a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, in which Mr. Icahn has a substantial interest. From March 2004, to June 2015 Mr. Wasserman was a director of Wendy's, an owner and franchisor of the Wendy's restaurant system. He is a current and past director of numerous not-for-profit organizations. Mr. Wasserman brings to his service as a director his significant experience and leadership roles as a director of various public companies. In addition, Mr. Wasserman practiced law for almost 40 years with the law firm of Wasserman, Schneider, Babb & Reed of which he was a senior partner; the firm concentrated its practice in international trade and related corporate matters, primarily for Fortune 500-type companies operating in a broad range of industries, and he is familiar with financial statements and domestic and trans-border transactions. In 2007, Mr. Wasserman received a professional Certificate in Financial Analysis from New York University.

        SungHwan Cho has served as Chief Financial Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, metals, railcar, gaming, mining, food packaging, real estate and home fashion, since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises since October 2006. Mr. Cho has been a director of: Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since June 2015; American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, since September 2013; CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; Icahn Enterprises L.P., since September 2012; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012; CVR Partners LP, a nitrogen fertilizer company, since May 2012; Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, since May 2012; XO Holdings, a competitive provider of telecom services, since August 2011; American Railcar Industries, Inc., a railcar manufacturing company, since June 2011 (and has been Chairman of the Board of American Railcar Industries since July 2014); WestPoint Home LLC, a home textiles manufacturer, since January 2008; PSC Metals Inc., a metal recycling company, since December 2006; and Viskase Companies, Inc., a meat casing company, since November 2006. Mr. Cho was previously a director of Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013. Ferrous Resources Limited, American Railcar Leasing, CVR Refining, Icahn Enterprises, CVR Energy, CVR Partners, Federal-Mogul, XO Holdings, American Railcar Industries, WestPoint Home, PSC Metals and Viskase Companies each are indirectly controlled by Carl C. Icahn. Mr. Icahn also previously had a non-controlling interest in Take-Two Interactive Software through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business.

        Keith Cozza has been the President and Chief Executive Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, metals, railcar, gaming, mining, food packaging, real estate and home fashion, since February 2014. Mr. Cozza has served as Chief Operating Officer of Icahn Capital LP, the subsidiary of Icahn Enterprises through which Carl C. Icahn manages investment funds, since February 2013. From February 2013 to February 2014, Mr. Cozza served as Executive Vice President of Icahn Enterprises. Mr. Cozza is also the Chief Financial Officer of Icahn Associates Holding LLC, a position he has held since 2006. Mr. Cozza has been a director of: FCX Oil & Gas Inc., a wholly-owned subsidiary of Freeport-McMoRan Inc., since October 2015; American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, since June 2014; Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since February 2014; PSC Metals Inc., a metal recycling company, since February 2014; Herbalife Ltd., a nutrition company, since April 2013; Icahn Enterprises L.P., since September 2012; and XO Holdings, a competitive provider of telecom services, since August 2011. Mr. Cozza was previously a director of CVR Refining, LP, an independent downstream energy limited partnership, from January 2013 to February 2014; and MGM Holdings Inc., an entertainment company focused on the production and distribution of film and television content, from April 2012 to August 2012. American Railcar Leasing, CVR Refining, Icahn Enterprises, PSC Metals, Tropicana and XO Holdings are indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had non-controlling interests in Freeport-McMoRan Inc., Herbalife and MGM Holdings through the ownership of securities. Mr. Cozza holds a B.S. in Accounting from the University of Dayton.

        Peter Reck has served as Chief Accounting Officer of Icahn Enterprises GP since March 2012, and as its Secretary since April 2012. Mr. Reck was Controller of Icahn Enterprises and Icahn Enterprises Holdings from November 2005 to March 2012. Since March 2012, Mr. Reck has served as the director of Viskase Companies, Inc. Previously, Mr. Reck was the Controller of Family Office and Treasurer of Philanthropies for Bromor Management, the Family Office of Charles Bronfman. Mr. Reck also served as Controller for the Bank of Uruguay and worked at KMPG LLP in their audit practice.

        Jordan Bleznick has been the Vice President/Taxes of Starfire Holding Corporation, a privately-held holding company of Mr. Icahn, since September 2002. He has been the senior tax counsel for various affiliates of Mr. Icahn since April 2002. From March 2000 through March 2002, Mr. Bleznick was a partner in the New York City office of the law firm of DLA Piper, formerly known as Piper Rudnick LLP. Mr. Bleznick received a B.A. in Economics from the University of Cincinnati, a J.D. from The Ohio State University College of Law and an LL.M. in Taxation from the New York University School of Law.

        The Letter of Transmittal and certificates representing the Shares and any other required documents should be sent or delivered by each record shareholder or the shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary and Paying Agent. Shareholders submitting certificates representing the Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other documents by mail or overnight courier. Except as described in the Letter of Transmittal with respect to Eligible Institutions, facsimile copies of the certificates representing the Shares or Letters of Transmittal will not be accepted. The Letter of Transmittal and certificates representing the Shares and any other required documents should be sent or delivered by each shareholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary and Paying Agent at one of its addresses set forth below.

The Depositary and Paying Agent for the Offer is:

If delivering by first class, registered or certified mail:	If delivering by facsimile (until 12:00 midnight New York City time on Tuesday, February 2, 2016 (one minute after 11:59 P.M., New York City time on February 2, 2016)):	If delivering by overnight courier (until 12:00 midnight New York City time on Tuesday, February 2, 2016 (one minute after 11:59 P.M., New York City time on February 2, 2016)):
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	Facsimile: (718) 234-5001 Confirm Facsimile Receipt: (718) 921-8317	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

        Any questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street
22nd Floor
New York, New York 10005
All other calls: (212) 269-5550
Toll Free: (866) 620-2536
Email: pby@dfking.com

QuickLinks

  Exhibit (a)(1)(A)
Important
Table of contents
Summary term sheet
Introduction
The tender offer
  Schedule A
Executive Officer(s) and Director(s) of IEP Parts Acquisition LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises L.P., Icahn Enterprises G.P. Inc. and Beckton Corp.